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Exhibit 99.1

SUPPLEMENTAL REGULATION FD DISCLOSURE

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This current report on Form 8-K may contain forward-looking statements. All statements, other than statements of historical facts, included or referenced in this report which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words "will", "believe", "intend", "expect", "anticipate", "project", "estimate", "predict" and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to our:

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  business strategy;

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  financial and operating targets or plans;

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  incurred losses and the adequacy of our loss and loss adjustment expense reserves and related reinsurance;

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  projections of revenues, income (or loss), market share or other financial forecasts;

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  expansion and growth of our business and operations; and

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  future capital expenditures.

        These statements are based on certain assumptions and analyses we have made in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

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  the risks discussed in "Risk Factors" in this current report on Form 8-K;

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  claims arising from catastrophic events, such as windstorms, earthquakes, hurricanes, floods or terrorist attacks;

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  the continued availability of capital and financing;

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  general economic, market or business conditions;

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  business opportunities (or lack thereof) that may be presented to us and pursued;

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  competitive forces, including the conduct of other property and casualty insurers and reinsurers;

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  changes in domestic or foreign laws or regulations, or their interpretation, applicable to us, our competitors or our clients;

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  an economic downturn or other economic conditions adversely affecting our results of operations or financial condition;

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  recorded loss reserves subsequently proving to have been inadequate; and

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  other factors, most of which are beyond our control.

        Consequently, all of the forward-looking statements made in this report are qualified by these cautionary statements, and the results or developments that we anticipate may not be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

        This current report on Form 8-K also contains information concerning the reinsurance industry that is forward-looking in nature and is based on a variety of assumptions regarding the ways in which this industry will develop. The assumptions underlying the information on our industry have been derived from information currently available to us and from third-party sources. If any one or more of the assumptions are incorrect, the development of our industry may differ, perhaps materially, from that described in this current report on Form 8-K. While we do not know what impact any such differences may have on our business, our future results of operations and financial condition and the market price of White Mountain's common stock may be materially adversely affected. In addition, the forward-looking information regarding our industry may not be achieved, whether or not the assumptions are correct.

THE COMPANY

        White Mountains Re Group, Ltd. is a Bermuda holding company primarily focused on reinsurance. We are an indirect wholly-owned subsidiary of White Mountains Insurance Group, Ltd., a publicly traded holding company domiciled in Bermuda ("White Mountains"). We currently operate our business through a number of subsidiaries, primarily Folksamerica Reinsurance Company ("Folksamerica"), a New York reinsurance company, and Sirius International Insurance Corporation ("Sirius"), a Swedish reinsurance company. We also operate Folksamerica Re Solutions, which is our run-off acquisitions business, and Galileo Weather Risk Management Ltd. ("Galileo"), a weather risk management business. We also own Fund American Re, a licensed but essentially inactive reinsurer domiciled in Bermuda.

        Our business has grown organically and through acquisitions, and we have increased our capital base through both retained earnings and capital contributions from our parent, White Mountains. For the year ended December 31, 2006, we wrote $2.1 billion of gross premiums, of which 72% were generated in the United States and 28% internationally. As of December 31, 2006 and March 31, 2007, we had total GAAP shareholder's equity of $2.4 billion and $2.0 billion, respectively, total regulatory capital of $2.6 billion at each date, and total assets of $8.0 billion and $8.1 billion, respectively. The decrease in GAAP shareholder's equity is due primarily to our March 19, 2007 offering of $400 million in aggregate principal amount of 6.375% Senior Notes due 2017 and our subsequent distribution of the net proceeds thereof to White Mountains. See "Description of Indebtedness—2017 Notes".

RECENT DEVELOPMENTS

Senior Notes Offering

        On March 19, 2007, we issued $400 million aggregate principal amount of our 6.375% senior notes due 2017 through an offering exempt from the registration requirements of the Securities Act of 1933 (the "2017 Notes"). The net proceeds from the offering were used to pay a cash dividend to our parent, White Mountains. White Mountains used the majority of the dividend payment to repay $320 million of outstanding borrowings under our existing joint credit facility. We will pay interest on the 2017 Notes semi-annually on each March 20th and September 20th, commencing on September 20, 2007. The 2017 Notes will mature on March 20, 2017.

Allan Waters Elected Director, President and CEO

        On March 6, 2007, Allan L. Waters was elected Director, President and Chief Executive Officer of White Mountains Re. Mr. Waters succeeds G. Thompson Hutton, who remains Deputy Chairman of our Board of Directors and now serves as a Senior Advisor to Mr. Waters.

Contribution of Galileo

        During 2006, White Mountains entered into the weather risk management business through its new subsidiary, Galileo. On April 2, 2007 White Mountains contributed Galileo into our business. Galileo sells weather risk management products, including weather derivatives, designed to assist corporate and governmental customers, primarily energy companies, utilities and construction companies, in managing their economic exposure to variations in weather conditions. At March 31, 2007, the principal components of Galileo's balance sheet included cash and invested assets of $65 million, a net asset on weather derivative contracts of $4 million, a liability for collateral received from derivative counterparties of $25 million and shareholder's equity of $27 million.

Distribution of Symetra Warrants

        At December 31, 2006, we held warrants to purchase approximately 1.1 million common shares of Symetra Financial Corporation ("Symetra"). The carrying value of these warrants, which were classified on our balance sheet as an investment in unconsolidated affiliate, was $54 million at December 31, 2006. On March 19, 2007, these warrants were distributed to White Mountains. See "Management's Discussion and Analysis of Results of Operations and Financial Condition—Investment in Unconsolidated Affiliate" for additional information.

European Windstorms Kyrill and Hanno

        During the three months ended March 31, 2007, we incurred pre-tax losses, net of reinsurance and reinstatement premiums, of approximately $45 million on European windstorms Kyrill and Hanno. Such losses were within our overall expectations for catastrophe losses for the first quarter of 2007.

Expected Modification of Existing Credit Facility

        We are a co-borrower and co-guarantor with White Mountains on an amended joint $304 million credit facility. There currently are no outstanding borrowings under the existing credit facility. White Mountains has told us it expects to replace or modify the existing credit facility to remove us as a co-borrower and co-guarantor. It also expects that the modified credit facility will limit our ability to incur new debt and issue certain types of preference shares. However, we cannot assure you that either of these changes will take place.

RISK FACTORS

        Unpredictable catastrophic events could adversely affect our results of operations or financial condition.

        Our reinsurance policies cover unpredictable natural and other catastrophic events, such as hurricanes, windstorms, earthquakes, floods, fires and explosions. In recent years, the frequency of major weather-related catastrophes has generally increased. We believe our exposure to a European windstorm is the largest single natural risk to our business. We also have significant exposure to windstorm damage in the United States Atlantic Coast region (i.e., Delaware to Florida), the United States Gulf Coast region (i.e., Florida to Texas) and the Northeastern United States as well as a major earthquake in California or Japan. In addition, we are exposed to losses from terrorist attacks, such as the attacks on the United States on September 11, 2001.

        The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Increases in the value of insured property, the effects of inflation following an event ("demand surge") and changes in weather patterns may increase the severity of claims from catastrophic events in the future. Claims from catastrophic events could reduce our earnings and cause substantial volatility in our results of operations and financial condition for any fiscal quarter or year and adversely affect our financial condition. Our ability to write new reinsurance policies could also be impacted as a result of corresponding reductions in our surplus levels.

        We manage our exposure to catastrophic losses by limiting the aggregate insured value of policies in geographic areas with exposure to catastrophic events and by estimating a probable maximum loss ("PML") for many different catastrophe scenarios. To manage and analyze aggregate insured values and PML, we use a variety of tools and analyses, including catastrophe modeling software packages. Our estimates of PML are dependent on many variables, including assumptions about the repair demand surge, the extent to which water is pushed toward the shore by the force of a windstorm ("storm surge"), loss adjustment expenses, storm path, storm intensity, the relationship of the actual event to the modeled event and the quality of data provided to us by ceding companies. Accordingly, if our assumptions about the variables are incorrect, the losses we might incur from an actual catastrophe could be materially higher than our expectation of losses generated from modeled catastrophe scenarios and our results of operations and financial condition could be materially adversely affected. In 2005, for example, the models utilized did not adequately predict the insured losses from hurricane Katrina for either the industry or us.

        Our reinsurance subsidiaries may not maintain favorable financial strength ratings, which could adversely affect our ability to conduct business.

        Third party rating agencies assess and rate the financial strength, including claims-paying ability, of insurers and reinsurers. These ratings are based upon criteria established by the rating agencies and are subject to revision at any time at the sole discretion of the agencies. Some of the criteria relate to general economic conditions and other circumstances outside the rated company's control. These financial strength ratings are used by policyholders, agents and brokers as an important means of assessing the suitability of insurers as business counterparties and have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. These financial strength ratings do not refer to our ability to meet non-insurance obligations and are not a recommendation to purchase or discontinue any treaty or contract issued by us or to buy, hold or sell our securities. The current financial strength ratings of Folksamerica are "A-" ("Excellent," fourth highest of 15 ratings) by A.M. Best Company, Inc. ("A.M. Best") and "A-" ("Strong," seventh highest of 21 ratings) by Standard & Poor's Rating Service ("S&P"). The current financial strength ratings of Sirius are "A" ("Excellent," third highest of 15 ratings) by A.M. Best and "A-" by S&P. Rating agencies periodically evaluate us to confirm that we continue to meet the criteria of the ratings previously assigned to us. A downgrade or withdrawal of our financial strength ratings, particularly below "A-", could severely limit or prevent our reinsurance subsidiaries from writing new reinsurance or renewing existing reinsurance contracts, which would have a material adverse effect on our results of operations and financial condition.

        A decline in our subsidiaries' financial strength ratings or a significant reduction in the surplus of Folksamerica or Sirius would allow many of our clients to either cancel their contracts with us or require us to collateralize amounts due.

        On June 16, 2006, A.M. Best downgraded Folksamerica's financial strength rating from "A" with a negative outlook to "A-" and placed the rating under review with negative implications. The rating was removed from under review and affirmed with a stable outlook on August 17, 2006. The rating and associated outlook of Sirius were unaffected. The majority of our assumed reinsurance contracts contain optional cancellation, commutation and/or funding provisions that would be triggered if A.M. Best or S&P were to downgrade the financial strength ratings of either Folksamerica or Sirius below "A-" or if the surplus of Folksamerica or Sirius were to substantially decrease (generally, in excess of 20%). A client may choose to exercise these rights depending on, among other things, the reasons for such a downgrade, the extent of the downgrade, the prevailing market conditions, the degree of unexpired coverage, and the pricing and availability of replacement reinsurance coverage. We cannot predict in advance how many of our clients would actually exercise such rights or what effect such cancellations would have on our results of operations and financial condition and/or liquidity, but the effect of such exercise could be materially adverse.

        The reinsurance business historically has been cyclical and, in the future, we expect to experience periods with excess underwriting capacity and unfavorable premium rates, terms and conditions.

        Historically, reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. The supply of reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry. As a result, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excess underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. For example, the industry experienced a soft casualty market of lower prices and less favorable terms from 1997 to 2001 during which profitability suffered while the losses incurred from the 2005 U.S. hurricanes triggered price increases. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers significantly affect the reinsurance industry cycle. Any of these factors could lead to a significant reduction in premium rates, less favorable contract terms, fewer submissions for our underwriting services and potential regulatory response. We expect to continue to experience the effects of the industry's cyclicality.

        Our loss reserves may be inadequate to cover our ultimate liability for losses, which could adversely affect our results of operations and financial condition.

        We are required to maintain loss reserves on our balance sheet that we believe are adequate to cover our estimated ultimate liabilities for loss and loss adjustment expenses ("LAE"). Loss and LAE reserves are typically comprised of (1) case reserves for claims reported and (2) reserves for losses that have been incurred but for which claims have not yet been reported ("IBNR"), which include a provision for expected future development on case reserves. These reserves are estimates that are principally based on actuarial and statistical projections of what the settlement and administration of claims will cost based on facts and circumstances then known to them. Because of the uncertainties that surround estimating loss and LAE reserves, we cannot be certain that our reserves are adequate, and actual amounts ultimately paid might exceed our held reserves, perhaps substantially. For example, we initially underestimated reserve requirements in connection with our acquisition of the net assets of Risk Capital Reinsurance Company ("Risk Capital") in 2000 as well as with the 2005 U.S. hurricanes. In addition, while we generally write short-tailed coverage, or coverage where the information about insured claims is known relatively quickly after the coverage period, some of the reinsurance we write is long-tail in nature and therefore we may not be aware of information about insured claims for years. If our reserves are insufficient to cover our actual loss and LAE, we would have to strengthen our reserves and incur charges to our earnings. These charges could be significant and could have a material adverse effect on our results of operations and financial condition.

        We are largely dependent upon our ceding companies' evaluation of risk.

        We, like other reinsurance companies that write treaty reinsurance, generally do not evaluate separately each of the individual risks assumed under our reinsurance contracts. As such, we are largely dependent upon the cedents' original underwriting decisions. We are subject to the risk that the cedents may not have adequately or accurately evaluated the risks that they have insured, and we have reinsured, and that the premiums ceded may not adequately compensate us for the risks we assume. If our reserves are insufficient to cover our actual loss and LAE arising from our treaty reinsurance business, we would have to strengthen our reserves and incur charges to our earnings. These charges could be significant and could have a material adverse effect on our results of operations and financial condition.

        Our investment portfolio may suffer reduced returns or losses which could adversely affect our results of operations and financial condition. Any increase in interest rates or declines in the equity and debt markets could result in significant losses in the fair value of our investment portfolio.

        Investment returns are an important part of our earnings and cash flow, and declines in the global currency, fixed income or equity markets could impair our results of operations and financial condition. Our investment portfolio consists of fixed maturity securities, short-term investments, common equity securities and other investments such as hedge funds and private equity limited partnerships. Our investment selections are designed to maximize after-tax, total risk-adjusted return over the long term; however, investing entails substantial risks. We cannot assure you that we will achieve our investment objectives, and our investment performance may vary substantially over time.

        The investment income and fair market value of our investment portfolio are affected by general economic and market conditions, including fluctuations in interest rates and declines in the stock market. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to manage the risks of investing in a changing interest rate environment, we may not be able to effectively mitigate interest rate sensitivity. In particular, a significant increase in interest rates could result in significant losses, realized or unrealized, in the fair value of our investment portfolio and, consequently, could have an adverse affect on our results of operations. In addition, we are exposed to changes in the level or volatility of equity prices that affect the value of securities or instruments that derive their value from a particular equity security, a basket of equity securities or a stock index. Further, because a portion of our investment portfolio is invested in securities denominated in currencies other than the U.S. dollar, the value of our portfolio is sensitive to changes in foreign currency rates. These conditions are outside of our control and could adversely affect the value of our investments and our results of operations and financial condition.

        The proper tax treatment of some of our transactions is uncertain, and challenges to our expected treatment may result in payments in excess of those assumed in our financial statements.

        The taxable income of our U.S. subsidiaries is subject to U.S. federal, state and local income tax and other taxes. The income of the non-U.S. companies in our group is generally not subject to tax in the United States other than withholding taxes on interest and dividends. In some cases the proper tax treatment of an item is uncertain, and it is possible that the relevant taxing authorities could disagree with the treatment claimed by us and our subsidiaries. For example, it is possible that the Internal Revenue Service could challenge the deduction by Folksamerica Holding Company, Inc. ("Folksamerica Holdings") of the reimbursement payments made to Olympus Reinsurance Company Ltd. ("Olympus") regarding certain unanticipated loss development. Such challenges, if successful, could result in the payment of taxes in excess of the amounts previously provided for in our financial statements.

        We have significant foreign operations that expose us to certain additional risks, including foreign currency risks and political risk.

        We conduct a significant portion of our business outside of the United States, primarily through Sirius. As a result, a substantial portion of our assets, liabilities, revenues and expenses are denominated in currencies other than the U.S. dollar and are therefore subject to foreign currency risk. At March 31, 2007, we had $1.1 billion, or 21%, of our invested assets denominated in non-U.S. currencies, primarily the Swedish Krona, at $624 million or 12% of investments, and the Euro, at $242 million or 5% of investments. Swedish law requires that a requisite amount of investments be principally denominated in the same currency as the associated loss and LAE reserves. This requirement serves to reduce foreign currency risk, as increases or decreases in the value of investments caused by fluctuations in foreign exchange rates are offset by corresponding increases or decreases in the value of loss and LAE reserves. However, our foreign currency risk cannot be eliminated entirely, for example, with respect to assets not supporting associated loss and LAE reserves, and significant changes in foreign exchange rates may adversely affect our results of operations or our financial condition.

        Our foreign operations are also subject to legal, political and operational risks that may be greater than those present in the United States. As a result, our operations at these foreign locations could be temporarily or permanently disrupted.

        The reinsurance industry is highly competitive and we may not be able to compete effectively in the future.

        The reinsurance industry is highly competitive and has from time to time experienced severe price competition in the past. We compete with numerous reinsurance companies throughout the world, including ACE Limited, Arch Capital Group Ltd., Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Gen Re Corporation, Hannover Ruckversicherung AG, Lloyd's of London, Montpelier Re Holdings Ltd., Munich Re Group, PartnerRe Ltd., Platinum Underwriters Holdings Ltd., Renaissance Re Holdings Ltd., Swiss Re Group, Transatlantic Holdings, Inc. and XL Capital Ltd. Many of these competitors have greater financial resources and/or higher financial strength ratings than we do and have established long-term and continuing business relationships throughout the insurance and reinsurance industries, which can be a significant competitive advantage for them. In addition, substantial new capital and competitors have entered the reinsurance market in recent years, including hedge funds and private equity funds, and we may face further competition from other new sources in the future. If we are unable to maintain our competitive position, our businesses may be adversely affected and we may not be able to compete effectively in the future.

        Regulation may restrict our ability to operate and our results of operations or our financial condition may be adversely impacted by legislative actions and judicial decisions.

        The insurance and reinsurance industries are subject to extensive regulation under U.S., state and foreign laws. Governmental agencies have broad administrative power to regulate many aspects of the insurance business, which include premium rates, marketing practices, advertising, policy forms and capital adequacy. These governmental agencies are concerned primarily with the protection of policyholders rather than shareholders. Insurance laws and regulations impose restrictions on the amount and type of investments, prescribe solvency standards that must be met and maintained and require the maintenance of reserves. In our insurance underwriting, we rely heavily upon information gathered from third parties such as credit report agencies and other data aggregators. The use of this information is also highly regulated and any changes to the current regulatory structure could materially affect how we underwrite and price premiums.

        Changes in the laws and regulations may restrict our ability to operate and/or have an adverse effect upon the profitability of our business within a given jurisdiction. For example, legislation has been recently passed in Florida that significantly changes reinsurance protection provided by the Florida Hurricane Catastrophe Fund to companies that write business in Florida. The new legislation also contains a provision that will disallow insurers that write homeowners insurance elsewhere in the U.S. from writing automobile insurance in Florida unless they write homeowners insurance in Florida; this provision may affect us due to our significant quota share reinsurance agreement with Esurance Insurance Company ("Esurance"), a wholly-owned subsidiary of White Mountains that writes personal automobile insurance in the United States. We cannot determine what the impact of the new legislation will be upon our reinsurance business in Florida, and the impact could be adverse, depending on how this provision is interpreted and how regulations are promulgated. In addition, state and federal legislation has been proposed on catastrophe funds and underwriting in coastal areas which could impact our business.

        Our reserve for loss and LAE includes assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. However, judicial decisions and legislative actions continue to broaden liability and policy definitions and to increase the severity of claim payments. To the extent these legislative actions and judicial decisions cause claim costs to increase above reserves established for these claims, we will be required to increase our loss reserves with a corresponding reduction in our net income in the period in which the deficiency is identified.

        Although we do not reinsure risks stemming from stand-alone terrorism insurance, we still may have substantial exposure to acts of terrorism.

        We currently believe that coverage of claims resulting from nuclear, biological, chemical and other large scale terrorist acts, such as the September 11 terrorist attacks, as they are ultimately defined by industry and government standards, generally will be excluded from property catastrophic event reinsurance contracts covering large commercial risks, but generally will not be excluded from smaller commercial reinsurance contracts, personal lines such as personal automobile policies written for individuals or families or other reinsurance contracts. In addition, terrorist acts not involving nuclear, biological or chemical attacks, such as car bombings, are becoming increasingly difficult to exclude from most property catastrophic event reinsurance contracts. If our attempts to exclude terrorist acts from reinsurance contracts fail, we could incur large unexpected losses if further terrorist attacks occur.

        The Terrorism Risk Insurance Act of 2002 ("TRIA"), which has been extended through the end of 2007, requires primary commercial insurers to make terrorism coverage available and provides Federal protection for certain losses above both individual company retention and industry retention levels, thereby limiting the ultimate loss exposures for primary insurers and their reinsurers. However, because a significant portion of our total premiums are written in countries outside of the United States that have no program similar to TRIA, we must assume that no limitation of ultimate loss exposure exists.

        We may not be able to successfully alleviate risk through retrocessional arrangements. Additionally, we may be unable to collect all amounts due from our reinsurers under our existing retrocessional arrangements.

        We attempt to limit our risk of loss through retrocessional arrangements. Retrocessional arrangements refer to reinsurance purchased by a reinsurer to cover its own risks assumed from primary ceding companies. The availability and cost of retrocessional protection is subject to market conditions, which are outside of our control. As a result, we may not be able to successfully alleviate risk through these arrangements, which could have a material adverse effect on our results of operations and financial condition. We are not relieved of our obligation to our policyholders or ceding companies by purchasing reinsurance. Accordingly, we are subject to credit risk with respect to our retrocessions in the event that a retrocessional provider is unable to pay amounts owed to us as a result of a deterioration in its financial condition. A number of retrocessional providers in the industry experienced such a deterioration in the aftermath of the 2001 terrorist attacks and the active 2005 hurricane season. It is possible that one or more of our retrocessional providers will be significantly adversely affected by future significant loss events, causing them to be unable to pay amounts owed to us. We also may be unable to recover amounts due under our retrocessional arrangements if our reinsurers choose to withhold payment due to a dispute or other factors beyond our control. As a result, we may acquire less retrocessional protection than we have in the past and we may not be able to alleviate risk successfully through these arrangements.

        We have surety bonds in Latin America that could expose us to an economic downturn, or changes to the regulatory or legal environment, in certain countries and the region as a whole.

        Our run-off operations include a material amount of Latin American facultative surety exposure (our "Surety Book"). Surety bonding describes a class of business where insurance companies guarantee various contractual commitments assumed by contractors and other businesses. The majority of our Surety Book is comprised of performance bonds, which is insurance obtained by service providers, such as construction firms, to protect against their failure to complete service engagements according to contractual terms. As of March 31, 2007, the maximum certificate or bonding value in our Surety Book (a measurement which does not factor in the percentage to completion of any of the projects supported by the bonds) was approximately $1 billion. In addition, as of March 31, 2007, our exposure, net of portions of projects completed, was $707 million and our exposure, net of portions of projects completed after counterguarantees, was $483 million. As of December 31, 2006, approximately 59% of our Surety Book is represented by contracts in Colombia and 25% is represented in Brazil. While our Surety Book is comprised of a large number of contracts with relatively small individual exposures, a severe economic downturn that adversely affects the capital supply or business environment in Colombia or Brazil individually, or Latin America generally, or a significant shift in the regulatory or legal environments governing access to collateral in these markets, could have a material adverse effect on our results of operations and financial condition. An example of this type of a regional downturn is the Asian financial crisis that occurred in the mid-to-late 1990s principally affecting Thailand, South Korea and Hong Kong.

        White Mountains controls both the direction of our business and the direction of the business of one of our significant cedents.

        We are an indirect wholly-owned subsidiary of White Mountains. As such, White Mountains has the ability to effectively control all matters requiring shareholder approval, such as potential acquisitions, divestitures, financings and material business ventures and strategies. White Mountains may also cause us to make a distribution to them of cash, or assets, which could leave us without funds sufficient to service our obligations under the Preference Shares. In addition, White Mountains may enter into agreements that limit our ability either to incur or service debt. Finally, White Mountains may sell all or a portion of its ownership interest in us or make a distribution to its shareholders of all or a portion of that interest.

        We receive a significant portion of our gross premiums written from a single affiliated customer. During the fourth quarter of 2006, we entered into a quota share reinsurance arrangement with Esurance, a wholly-owned subsidiary of White Mountains that writes personal automobile insurance in the United States. During the first quarter of 2007, the arrangement produced $173 million, or 26%, of gross premiums written. Our arrangement with Esurance renews automatically on an annual basis unless cancelled by either party. If we lose or experience a significant reduction of business from Esurance, our gross premiums written thereafter would be substantially reduced. If Esurance chose not to renew our arrangement, such a decision could have a material adverse effect on our results of operations and financial condition.

        Future acquisitions may not materialize as we anticipate, or may not occur at all.

        Acquisitions have represented an important part of our overall profitability and our failure to find or accurately assess acquisition candidates could adversely affect our results of operations or financial condition. We primarily focus on acquiring, from owners with a strong desire to sell, insurance and reinsurance companies that are fundamentally sound from a financial perspective and that have more assets than are required to support their projected remaining obligations. We may not be successful in finding insurance and reinsurance companies that meet this criteria. We also may fail to assess the profit potential of an acquisition accurately. For example, we initially underestimated reserve requirements in connection with our acquisition of Risk Capital in 2000.

        Since we depend on a small number of brokers for a large portion of our revenues, loss of business provided by any one of them could adversely affect us.

        We market our reinsurance worldwide primarily through reinsurance brokers. The reinsurance brokerage industry generally, and our sources of business specifically, are concentrated. During 2005 and 2006, we received 38% and 41%, respectively, of our reinsurance business from three major reinsurance brokers as follows: AON Re—17% and 19%, respectively; Benfield—13% and 12%, respectively; and Guy Carpenter—8% and 10%, respectively. A decision of one or more of these brokers to reduce substantially or eliminate its business with us could adversely affect our business, results of operations or financial condition. In addition, numerous brokers and their affiliates have equity interests in reinsurance companies which compete with us. These brokers may favor these reinsurers over other companies, including us.

        Our reliance on intermediaries subjects us to their credit risk.

        In accordance with industry practice, we frequently pay amounts owing in respect of claims under our contracts to reinsurance brokers and to a lesser extent, managing general agents ("MGAs"), which, in turn, make payments to the cedents. In the event that a broker or MGA fails to make such a payment, depending on the jurisdiction, we may remain liable to the cedent for the deficiency. Conversely, when premiums for reinsurance contracts are paid to reinsurance brokers or MGAs for payment to us, these premiums may be deemed to have been paid and the cedent may no longer be liable to us for those amounts, whether or not actually received by us. Although we have no reason to believe that any of the intermediaries with which we work cannot pay their debts when due, intermediaries generally are less capitalized than the cedents we reinsure. Consequently, we face credit risk associated with our intermediaries during the payment process.

        We depend on our key personnel to manage our business effectively, and they may be difficult to replace.

        Our performance substantially depends on the efforts and abilities of our management team and other key employees. Furthermore, much of our competitive advantage is based on the expertise, experience and know-how of our key management personnel. We do not have fixed term employment agreements with any of our key employees and the loss of one or more of these key employees could adversely affect our business, results of operations and financial condition. Our success also depends on the ability to hire and retain additional key personnel, such as experienced underwriters. Difficulty in hiring or retaining key personnel could adversely affect our future operating performance.

        Our business could be adversely affected by Bermuda employment restrictions.

        Under Bermuda law, non-Bermudians, other than spouses of Bermudians and holders of permanent resident's certificates, may not engage in any gainful occupation in Bermuda without a work permit. A work permit may be granted or extended upon showing that, after proper public advertisement, no Bermudian, or spouse of a Bermudian or holder of a permanent resident's certificate, is available who meets the minimum standards for the advertised position. None of our executive officers is a Bermudian and therefore our officers will need to work in Bermuda under work permits. We have obtained work permits from the Bermuda authorities for our Bermuda-based employees. The Bermuda government's current policy places a six-year term limit on individuals with work permits, subject to certain exemptions for key employees. It is possible that we could lose the services of one or more of these people if we are unable to obtain or renew their work permits, which could significantly and adversely affect our business.

        We may become subject to taxes in Bermuda after 2016.

        We have received a standard assurance from the Bermuda Minister of Finance, under Bermuda's Exempted Undertakings Tax Protection Act 1966, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. Given the limited duration of the Minister of Finance's assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016. In the event that we become subject to any Bermuda tax after such date, it would have a material adverse effect on our financial condition and results of operations.

        Changes in tax laws or tax treaties may cause more of the income of certain non-U.S. companies in our group to become subject to taxes in the United States.

        The taxable income of our U.S. subsidiaries is subject to U.S. federal, state and local income tax and other taxes. The income of the non-U.S. corporations in our group is generally not subject to tax in the United States other than withholding taxes on interest and dividends. Certain of our non-U.S. subsidiaries are eligible for the benefits of tax treaties between the United States and other countries. We believe our non-U.S. companies will continue to be eligible for treaty benefits. However, it is possible that factual changes or changes to U.S. tax laws or changes to tax treaties that presently apply to our non-U.S. subsidiaries could affect income subject to tax in the United States. Similarly, changes to the applicable tax laws, treaties or regulations of other countries could subject the income of members of our group to higher rates of tax outside the United States.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        You should read the following discussion in conjunction with our financial statements and the accompanying notes. Our fiscal year ends on December 31. This Management's Discussion and Analysis of Results of Operations and Financial Condition contain forward-looking statements. For a discussion of the uncertainties, risks and assumptions associated with these statements, see "Forward-Looking Statements".

        We are a Bermuda-domiciled global multi-line property and casualty reinsurance company, with operations in North America, Europe and Bermuda. We write property, casualty and related businesses through Folksamerica Reinsurance Company ("Folksamerica") and Sirius International Insurance Corporation ("Sirius"), our two principal reinsurance subsidiaries. Folksamerica and Sirius have operating histories of over 25 and 60 years, respectively, and have long-standing relationships with both ceding insurance companies and leading intermediaries. In addition, building upon our experience in Bermuda, we have created a separate Bermuda operating entity, White Mountains Re Underwriting Services Ltd. ("WMRUS"), that specializes in the analysis of catastrophe reinsurance and acts as our center for property catastrophe risk evaluation for the United States and certain other regions.

Our Formation and Organization

        During 2004, White Mountains Insurance Group, Ltd. ("White Mountains"), a publicly traded holding company domiciled in Bermuda, combined Folksamerica, Fund American Reinsurance Company, Ltd. ("Fund American Re"), White Mountains Underwriting Limited, WMRUS (formerly White Mountains Underwriting (Bermuda) Limited) and the newly acquired Sirius under White Mountains Re to form a global reinsurance organization. We are an indirect wholly-owned subsidiary of White Mountains.

        We operate our business through our subsidiaries. Our two principal operating subsidiaries, Folksamerica and Sirius, operate autonomously with their own underwriting, claims, actuarial, finance and general management functions. New York-based Folksamerica is a multi-line property and casualty reinsurer that provides reinsurance to insurers primarily in the United States, Canada, Europe, Latin America, the Caribbean and Japan. Stockholm-based Sirius is a multi-line property and casualty reinsurer that provides reinsurance primarily in Europe, North America and Asia and is the largest reinsurance company domiciled in Scandinavia based on gross premiums written.

        We offer reinsurance capacity for property, casualty, accident & health, agricultural, aviation & space and marine exposures on a world-wide basis. We also provide reinsurance advisory services through WMRUS, specializing in international property and marine excess reinsurance. We have offices in Belgium, Bermuda, Chicago, Connecticut, Hamburg, London, Miami, New York, Singapore, Stockholm, Toronto and Zurich. At December 31, 2005 and 2006, we had $8.8 billion and $8.0 billion of total assets, respectively, and $2.0 billion and $2.4 billion of GAAP shareholder's equity, respectively. At March 31, 2007 we had $8.1 billion in total assets and $2.0 billion of GAAP shareholder's equity. The decrease in GAAP shareholder's equity is due primarily to our March 19, 2007 offering of $400 million in aggregate principal amount of 6.375% senior notes due 2017 and our subsequent payment of the net proceeds as a dividend to White Mountains. See "Description of Indebtedness—2017 Notes".

        We have made a number of acquisitions over the course of our history. Since 2004, in addition to Sirius, we have acquired Sierra Insurance Group ("Sierra Group"), Tryg-Baltica Forsikring, internationalt forsikringsselskab A/S ("Tryg-Baltica") and Mutual Service Casualty Insurance Company ("MSC").

Revenues

        We derive our revenues primarily from premiums from our reinsurance contracts, both written and acquired, and, to a lesser extent, net investment income and realized gains and losses from our investment portfolio. We also generate fee income from our risk advisory services. Reinsurance premiums are a function of the amount and type of contracts we write, as well as prevailing market prices.

Expenses

        Our expenses consist primarily of loss and loss adjustment expenses ("LAE"), policy acquisition expenses and other underwriting expenses and general and administrative expenses.

        The estimated liability for unpaid loss and LAE is based primarily on reports received from cedents. We also include an estimate of the liability for loss and LAE which have been incurred but not reported ("IBNR") based on historical experience and modified for current trends. The methods of determining such estimates and establishing the resulting reserves are continually reviewed and modified to reflect current conditions. Unpaid loss and LAE also include a provision for certain types of latent injury or toxic tort exposures which cannot be estimated with traditional reserving techniques since such exposures are subject to evolving legal interpretations, tort liability reform in various states and a wide variety of jurisdictional rules and developments. The reserves carried for these exposures represent management's informed estimate based on currently available information and, as such, such reserves are subject to a higher degree of potential variability than the reserves we establish for the majority of our book of business using traditional reserving techniques. Any adjustments relating to changes in reserve estimates are reflected in results of operations currently.

        Policy acquisition expenses consist principally of brokerage fees and commissions that are based on a percentage of the premiums on reinsurance contracts written, and vary depending upon the amount and types of contracts written.

        Other underwriting expenses include professional fees, salaries, benefits and related costs, including costs associated with awards under our performance unit plan and our stock option plan, that are attributable to the business of reinsurance.

        General and administrative expenses include those expenses not attributable to our business of underwriting reinsurance.

Summary of Critical Accounting Policies

Reinsurance Estimates

        In the broker market for reinsurance business where we generate a significant portion of our premiums, there is commonly a time lag from the point when premium and related commission and expense activity is recorded by a ceding company to the point when such information is reported by the ceding company, through its reinsurance intermediary, to us. The duration of this time lag can vary from one to several contractual reporting periods.

        As a result of this time lag in reporting, we must estimate a portion of our written premium and related commissions and expenses. As such, at any given time, estimated premium balances, net of related commissions and expenses, comprise a large portion of total premium balances receivable. The estimation process begins by identifying which major accounts have not reported activity as of the most recent period end. In general, premium estimates for excess of loss business are based on minimum and deposit information included in the contractual terms. For quota share (or proportional) business, our estimates are typically derived based on a variety of factors and assumptions, including expected premium volume based on contractual terms or ceding company reports and other correspondence and communication with underwriters, intermediaries and ceding companies, prior reporting from the intermediary or ceding company and historical reporting patterns. Once premium estimates are determined, related commission and expense estimates are derived from the contractual terms.

        We closely monitor our estimation process on a quarterly basis and adjust our estimates as more information and actual amounts become known. By their nature, the amounts that we estimate frequently deviate from the amounts reported by the ceding company or reinsurance broker. However, when better information becomes known, the impact of any such deviations is reflected in the results of operations.

        While the majority of our gross and net premiums reflected in our statements of income are not based on estimates, some are. The following table summarizes our premium estimates and related commissions and expenses as of December 31, 2005 and 2006.

	December 31, 2005
	Property non- catastrophe	Property catastrophe	Casualty ex- Esurance	Accident & Health	Agriculture	Aviation & Space	Other	Total
	(in millions)
Gross premium estimates	$84.8	$19.8	$122.1	$34.3	$131.8	$26.5	$50.1	$469.4
Net premium estimates	23.2	19.8	110.6	25.6	131.8	22.3	(21.6)	311.7
Net commission and expense estimates	9.7	2.2	38.2	9.0	12.1	4.1	14.5	89.8

Net amount included in reinsurance balances receivable	$13.5	$17.6	$72.4	$16.6	$119.7	$18.2	$(36.1)	$221.9

	December 31, 2006
	Property non- catastrophe	Property catastrophe	Casualty ex- Esurance	Accident & Health	Agriculture	Aviation & Space	Other	Total
	(in millions)
Gross premium estimates	$69.0	$24.0	$95.8	$82.2	$51.9	$37.5	$46.8	$407.2
Net premium estimates	55.2	24.0	95.1	68.1	51.8	35.7	(9.8)	320.1
Net commission and expense estimates	17.8	2.6	43.5	25.6	3.9	4.0	13.6	111.0

Net amount included in reinsurance balances receivable	$37.4	$21.4	$51.6	$42.5	$47.9	$31.7	$(23.4)	$209.1

        The net amounts recorded in reinsurance balances receivable may not yet be due from the ceding company at the time of the estimate since actual reporting from the ceding company has not yet occurred. Therefore, based on the process described above, we believe all of our estimated balances are collectible, and as such no allowance for doubtful accounts has been recorded.

Retrocessional Transactions

        Retrocessional reinsurance is an arrangement in which a reinsurer ("retrocedent") purchases reinsurance from another reinsurer ("retrocessionaire") for many of the same reasons that primary insurance writers enter into reinsurance agreements.

        Our reinsurance subsidiaries have, from time to time, purchased retrocessional reinsurance to protect their businesses from losses due to exposure aggregation, to manage their operating leverage ratios and to limit ultimate losses arising from catastrophic events. Amounts recoverable from retrocessionaires are estimated in a manner consistent with the claim liability associated with the reinsured policies. Amounts related to reinsurance contracts are recorded in accordance with Statement of Financial Accounting Standard ("SFAS") No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" ("SFAS 113").

        The collectibility of retrocessional reinsurance recoverables is subject to the solvency and willingness to pay of the retrocessionaire. We are selective in choosing our retrocessionaires, generally placing reinsurance principally with those retrocessionaires with strong financial condition, industry ratings and underwriting ability under terms that we feel protect us from credit risk. In addition, we seek collateral for recoverable amounts due from our retrocessionaires whenever possible. As of December 31, 2006, approximately 71% of our recoverable amounts were fully collateralized and 62% as of March 31, 2007. Management monitors the financial condition and ratings of its retrocessionaires on an ongoing basis. See Note 6—"Reinsurance" in the accompanying consolidated financial statements for additional information on our reinsurance programs.

A&E Exposures

        Our asbestos and environmental ("A&E") exposure arises primarily from reinsurance contracts written between 1974 through 1985 by Folksamerica's predecessor companies (MONY Reinsurance Company and Christiania General Insurance Company). The exposures are mostly higher layer excess of loss treaty and facultative coverages with relatively low limits exposed for each claim. The issues presented by these types of claims require specialization, expertise and an awareness of the various trends and developments in relevant jurisdictions. Folksamerica has a specialized unit that handles claims relating to A&E exposures. The following table shows net incurred loss and LAE activity for A&E exposures for the years ended December 31, 2004, 2005 and 2006.

	December 31,
Net incurred loss and LAE activity
	2004	2005	2006
	(in millions)
Asbestos	$2.6	$62.0	$(0.1)
Environmental	0.1	(3.4)	(0.2)

Total	$2.7	$58.6	$(0.3)

        In 2004, we experienced an increase in the number and amount of reported asbestos claims, primarily due to increased claim filings from uninjured claimants who allege exposure to asbestos. This resulted in a change in our assumptions regarding the level of projected future asbestos claims to be paid. During 2005, we completed a detailed, ground-up asbestos exposure study including data from all reported Folksamerica insureds that had over $250,000 of asbestos claims as well as a significant sample of data from all other insureds with reported asbestos claims of less than $250,000. Comparing estimates generated by the study to Folksamerica exposed limits by underwriting year led to an increase of approximately $50 million in IBNR in loss adjustments for asbestos during the third quarter of 2005.

        Our reserves for A&E losses were $117 million and $112 million at December 31, 2005 and 2006, respectively. An industry benchmark of reserve adequacy is the "survival ratio", computed as a company's reserves divided by the average of its last three years' net loss payments. This ratio indicates approximately how many more years of payments the current reserves can support, assuming future yearly payments are consistent with the average three-year historical levels. Our survival ratio was approximately 9 years and 8 years at December 31, 2005 and 2006, respectively. Using a five-year average payment method, our survival ratio was 11 years and 10 years at December 31, 2005 and 2006, respectively.

        Generally, we set up claim files for each reported claim by each cedent for each individual insured. In many instances, a single claim notification from a cedent could involve several years and layers of coverage resulting in a file being set up for each involvement. Precautionary claim notices are submitted by the ceding companies in order to preserve their right to pursue coverage under the reinsurance contract. Such notices do not contain an incurred loss amount. Accordingly, an open claim file is not established. As of December 31, 2006, we had approximately 1,173 open claim files for asbestos and 512 open claim files for environmental exposures.

        The costs associated with administering the underlying A&E claims by our clients tend to be higher than non-A&E claims due to generally higher legal costs incurred by ceding companies in connection with A&E claims ceded to us under the reinsurance contracts.

A&E Claims Activity

        Our A&E claim activity for the last three calendar years is illustrated in the table below.

	Year ended December 31,
A&E Claims Activity
	2004	2005	2006
Asbestos
Total asbestos claims at the beginning of the year	1,185	1,401	1,339
Incoming asbestos claims due to Sirius acquisition	232	—	—
Outgoing asbestos claims due to Sirius America divestiture	—	—	(20)
Incoming asbestos claims due to MSC acquisition	—	—	45
Asbestos claims reported during the year	292	223	186
Asbestos claims closed during the year	(308)	(285)	(377)

Total asbestos claims at the end of the year	1,401	1,339	1,173

Environmental
Total environmental claims at the beginning of the year	743	900	750
Incoming environmental claims due to Sirius acquisition	220	—	—
Outgoing environmental claims due to Sirius America divestiture	—	—	—
Incoming environmental claims due to MSC acquisition	—	—	43
Environmental claims reported during the year	138	65	46
Environmental claims closed during the year	(201)	(215)	(327)

Total environmental claims at the end of the year	900	750	512

Total
Total A&E claims at the beginning of the year	1,928	2,301	2,089
Incoming A&E claims due to Sirius acquisition	452	—	—
Outgoing A&E claims due to Sirius America divestiture	—	—	(20)
Incoming A&E claims due to Mutual Service acquisition	—	—	88
A&E claims reported during the year	430	288	232
A&E claims closed during the year	(509)	(500)	(704)

Total A&E claims at the end of the year	2,301	2,089	1,685

Loss and LAE Reserves by Class of Business

        We establish loss and LAE reserves that are estimates of amounts needed to pay claims and related expenses in the future for reinsured events that have already occurred. The estimation of net reinsurance loss and LAE reserves is subject to the same risk as the estimation of insurance loss and LAE reserves. In addition to those risk factors which give rise to inherent uncertainties in establishing insurance loss and LAE reserves, the inherent uncertainties of estimating such reserves are even greater for the reinsurer, due primarily to: (1) the claim-tail for reinsurers being further extended because claims are first reported to the ceding company and then through one or more intermediaries or reinsurers, (2) the diversity of loss development patterns among different types of reinsurance treaties or facultative contracts, (3) the necessary reliance on the ceding companies for information regarding reported claims and (4) the differing reserving practices among ceding companies.

        As with insurance reserves, the process of estimating reinsurance reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain. Based on the above, such uncertainty may be larger relative to the reserve for a reinsurer compared to an insurance company, and such difference with actual losses may take a longer time to emerge.

        In order to reduce the potential uncertainty of loss reserve estimation, we obtain information from numerous sources to assist in the process. Our pricing actuaries devote considerable effort to understanding and analyzing a ceding company's operations and loss history during the underwriting of the business, using a combination of ceding company and industry statistics. Such statistics normally include historical premium and loss data by class of business, individual claim information for larger claims, distributions of insurance limits provided, loss reporting and payment patterns, and rate change history. This analysis is used to project expected loss ratios for each treaty during the upcoming contract period. These expected ultimate loss ratios are aggregated across all treaties and are input directly into the loss reserving process to generate the expected loss ratios that are used to estimate IBNR.

        Upon notification of a loss from a ceding company, we establish case reserves, including LAE reserves, based upon our share of the amount of reserves established by the ceding company and our independent evaluation of the loss. In cases where available information indicates that reserves established by the ceding company are inadequate, we establish case reserves or IBNR in excess of our share of the reserves established by the ceding company. In addition, specific claim information reported by ceding companies or obtained through claim audits can alert us to emerging trends such as changing legal interpretations of coverage and liability, claims from unexpected sources or classes of business, and significant changes in the frequency or severity of individual claims. Such information is often used to supplement estimates of IBNR.

        There can be a considerable time lag from the time a claim is reported to a ceding company to the time it is reported to the reinsurer. The lag can be several years in some cases. This lag can be due to a number of reasons, including the time it takes to investigate a claim, delays associated with the litigation process and the deterioration in a claimant's physical condition many years after an accident occurs. In our loss reserving process, we assume that such lags are predictable, on average, over time and therefore the lags are contemplated in the loss reporting patterns used in our actuarial methods. This means that, as a reinsurer, we must rely on such actuarial estimates for a longer period of time after reserves are first estimated than does a primary insurance company.

        Backlogs in the recording of assumed reinsurance can also complicate the accuracy of loss reserve estimation. As of March 31, 2007, we had no significant backlogs related to the processing of assumed reinsurance information.

        We rely heavily on information reported by ceding companies. In order to determine the accuracy and completeness of such information, our U.S. underwriters, actuaries and claims personnel perform audits of Folksamerica's ceding companies. Similarly, Sirius' staff regularly reviews information from ceding companies for unusual or unexpected results. Any material findings are discussed with the ceding companies. We sometimes encounter situations where we determine that a claim presentation from a ceding company is not in accordance with contract terms. In these situations, we attempt to resolve the dispute directly with the ceding company. Most situations are resolved amicably, and without the need for litigation or arbitration. However, in the infrequent case where a resolution is not possible, we will vigorously defend our position in such disputes.

        Although loss and LAE reserves are initially determined based on underwriting and pricing analyses, we constantly review the adequacy of reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. If actual loss activity differs substantially from expectations based on historical information, an adjustment to recorded reserves may be warranted. As time passes, we rely more on actual loss activity and historical patterns than on initial assumptions based on pricing indications to determine the appropriate loss reserve estimates for a given accident year.

        We establish estimates of amounts recoverable from retrocessional reinsurance in a manner consistent with the loss and LAE liability associated with reinsurance contracts offered to our customers (the ceding companies), net of an allowance for uncollectible amounts, if any. Net reinsurance loss reserves represent loss and LAE reserves reduced by retrocessional reinsurance recoverable on unpaid losses.

        Our expected annual loss reporting assumptions are updated once a year, at year end. These assumptions are applied to year end IBNR to generate expected reported losses for the subsequent year. Interpolation methods are applied to estimate quarterly reported losses, which are then compared to actual reported losses each quarter. Significant differences may result in a change in estimates or a revision in the loss reporting pattern. Expected loss ratios underlying the current accident year are updated quarterly, to reflect new business that is underwritten by the Company.

        During the first quarter of 2007, we increased Folksamerica's prior year casualty reserves by $15 million. While our analysis did not indicate any adverse loss emergence, the inherent volatility of casualty reserves led us to move our carried reserves further towards the higher end of our actuarially determined loss and LAE reserve range. At Sirius, we recognized continued favorable experience by releasing $20 million of prior year reserves.

        During 2006, we increased our estimate for net losses from hurricanes Katrina, Rita, and Wilma by $86 million following the receipt of new claims information from several ceding companies and our subsequent reassessment of ultimate loss exposures. We also entered into a reimbursement arrangement with Olympus Reinsurance Company, Ltd. ("Olympus"), which resulted in an additional $137 million in losses (see "—Year ended December 31, 2006 versus year ended December 31, 2005—Olympus reimbursement"). Finally, we also increased prior year loss and LAE reserves by $55 million for casualty losses arising from business obtained as a result of our acquisition of the net assets of Risk Capital Reinsurance Company ("Risk Capital") in 2000. The increase in reserves was primarily the result of the findings of a detailed study of loss exposure by individual contract. Conversely, during 2006 we decreased IBNR reserves at Sirius for 2004 and prior accident years by $46 million due to lower than expected loss emergence. Further, we also reduced Folksamerica's agricultural reserves by $19 million to recognize favorable development in that business.

        During 2005, we changed our assumptions relating to asbestos reserves, as discussed above in the "A&E Exposures" section. During 2004, we increased our estimates of prior year loss reserves by $55 million on long-tailed U.S. casualty contracts written between 1997 and 2001 at Folksamerica and Scandinavian Reinsurance Company, Ltd. ("Scandinavian Re"), a subsidiary of Sirius. This was due to a higher than expected level of loss reporting, which caused us to raise our expected loss ratio assumptions and to lengthen the expected reporting tail for those contracts. Also during 2004, we reduced our loss ratio assumptions for property and other short-tailed business written at Sirius in 2002 and 2003, resulting in a decrease of $35 million in loss reserves related to prior years. This was due to improved terms and conditions in reinsurance contracts written after the terrorist attacks of September 11, 2001, which had a greater impact on lowering loss ratios than had been expected in the original loss ratio assumptions.

        The following table shows our net loss and LAE reserves by class of business at December 31, 2005, December 31, 2006 and March 31, 2007.

	December 31, 2005			December 31, 2006			March 31, 2007
Net loss and LAE reserves by class of business
	Case	IBNR	Total	Case	IBNR	Total	Case	IBNR	Total
	($ in millions)
Property non-catastrophe	$219.2	$129.3	$348.5	$192.0	$80.6	$272.6	$126.7	$116.4	$243.1
Property catastrophe	181.1	75.1	256.2	95.1	37.6	132.7	67.7	47.8	115.5
Casualty ex-Esurance	386.8	439.0	825.8	352.3	452.2	804.5	347.5	461.2	808.7
Esurance	1.2	0.5	1.7	92.0	31.5	123.5	99.0	37.8	136.8
Accident & Health	40.5	59.4	99.9	42.8	63.9	106.7	36.4	71.2	107.6
Agriculture	0.7	108.1	108.8	1.8	43.3	45.1	1.8	53.6	55.4
Aviation & Space	49.0	35.0	84.0	56.0	28.0	84.0	58.1	31.6	89.7
Other(1)	123.1	138.3	261.4	155.5	139.8	295.3	252.4	72.8	325.2

Subtotal—ongoing business	$1,001.6	$984.7	$1,986.3	$987.5	$876.9	$1,864.4	$989.6	$892.4	$1,882.0

Discontinued business(2)			920.8			688.4			711.8
Olympus indemnity(3)			—			137.0			137.0

Total net loss and LAE reserves			$2,907.1			$2,689.8			$2,730.8

(1)
Primarily consists of Folksamerica's Latin American and Canadian business as well as our marine and credit and bonding business.

(2)
Primarily consists of reserves attributable to companies that we have since sold or placed into run-off, to A&E reserves and to the OneBeacon quota share arrangement which was commuted during 2006.

(3)
Represents reserves associated with the Olympus reimbursement.

        We establish loss reserves based on a single point estimate, which is management's best estimate of ultimate losses and LAE. This "best estimate" is derived from a combination of methods as described above. Once a point estimate is established, our actuaries estimate loss reserve ranges to measure the sensitivity of the actuarial assumptions used to set the point estimates. These ranges are calculated using similar methods to the point estimate calculation, but with different expected loss ratio and loss reporting pattern assumptions. For the low estimate, more optimistic loss ratios and faster reporting patterns are assumed, while the high estimate uses more conservative loss ratios and slower reporting patterns. These variable assumptions are derived from historical variations in loss ratios and reporting patterns by class and type of business. The actuarial point estimate is management's primary consideration in determining its best estimate of loss and LAE reserves. In making its best estimate, management also considers other qualitative factors that may lead to a difference between its best estimate of loss and LAE reserves and the actuarial point estimate. Typically, these factors exist when management and the company's actuaries conclude that there is insufficient historical incurred and paid loss information or that trends included in the historical incurred and paid loss information are unlikely to repeat in the future. These factors may include, among others, changes in the techniques used to assess underwriting risk, more accurate and detailed levels of data submitted with reinsurance applications, the uncertainty of the current reinsurance pricing environment, the level of inflation in loss costs, changes in ceding company reserving practices and legal and regulatory developments. At December 31, 2006, total net loss and LAE reserves were approximately $2.690 billion and within our estimated loss reserve range of $2.403 to $2.993 billion. Additionally, a nationally recognized independent actuarial firm reviewed our total net reserves as of December 31, 2006 and found a "best estimate" redundancy. At March 31, 2007, total net loss and LAE reserves were approximately $2.731 billion and within our estimated loss reserve range of $2.405 to $3.024 billion.

Purchase Accounting

        When we acquire another company in a purchase business combination, management must estimate the fair values of the assets and liabilities acquired, as prescribed by SFAS No. 141, "Business Combinations" ("SFAS 141"). Certain assets and liabilities require little judgment to estimate their fair values, particularly those that are quoted on a market exchange, such as publicly-traded investment securities or a fixed interest rate note payable. Other assets and liabilities, such as loss and LAE reserves, require a substantial amount of judgment in the estimation of their fair values. We estimate the fair value of loss and LAE reserves obtained in an acquisition following the principles contained within FASB Statement of Financial Accounting Concepts No. 7: "Using Cash Flow Information and Present Value in Accounting Measurements" ("CON 7"). Under CON 7, the estimate of fair value of a particular asset or liability contains five elements: (1) an estimate of the future cash flows, (2) expectations about possible variations in the amount or timing of those cash flows; (3) the time value of money, represented by the risk-free rate of interest; (4) the price for bearing the uncertainty inherent in the asset or liability; and (5) other, sometimes unidentifiable, factors including illiquidity and market imperfections.

        SFAS 141 also requires that we immediately recognize in our income statement as an extraordinary gain any excess of fair value of acquired net assets over our cost.

        Our actuaries discount the acquired companies' recorded reserves based on expected reserve payout patterns using the current risk-free rate of interest. Then, our actuaries develop additional cash flow scenarios that follow different payout and ultimate reserve assumptions that they deem to be reasonably possible based upon the inherent uncertainties present in determining the amount and timing of payment of such reserves. In each scenario, the risk-free rate of interest is used to discount future cash flows. These scenarios are put in a statistical model that assigns a probability to each cash flow scenario. Our actuaries then choose the scenario that best represents the "price" for bearing the uncertainty inherent within the acquired company's recorded reserves, measured as the difference between the selected cash flow scenario and the expected cash flow scenario. The scenario selected has typically been between 1.5 and 2 standard deviations from the expected cash flow outcome. The fair value of the acquired company's loss and LAE reserves is determined to be the sum of the acquired company's discounted loss and LAE reserves under the expected cash flow scenario and the uncertainty "price".

        The difference between an acquired company's stated loss and LAE reserves and our best estimate of the fair value of such reserves at the acquisition date is amortized ratably as an expense on our income statement over the payout period of the acquired loss and LAE reserves. Historically, we have found the fair value of an acquired company's loss and LAE reserves to be less than its nominal reserves at acquisition. Accordingly, the amortization has been, and will continue to be, recorded as an expense on our income statement until fully amortized.

Other Accounting Policies

  Basis of Consolidation

        The consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries and those of the Prospector Offshore Fund (Bermuda), Ltd. ("Prospector Offshore"). We have determined that Prospector Offshore qualifies as a variable interest entity and as such have consolidated the accounts of the fund in our consolidated financial statements, with an appropriate recognition of minority interest for the portion of the fund not owned by us. All significant intercompany transactions have been eliminated.

  Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Investments

        Bonds and equity securities are stated at market values, generally based upon quoted market prices, and are accounted for as "available for sale securities," in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Short-term investments are carried at amortized cost, which approximates market value, and are comprised of securities which, at the time of purchase, matured in less than one year. Other investments, comprised primarily of investments in hedge funds and private equity limited partnerships are stated at the estimated fair value as reported to us by the general partners. The differences between the cost and market values of bonds and equity securities are generally reflected as accumulated other comprehensive income, net of deferred income taxes, as a separate component of shareholder's equity. Differences between cost and market values of limited partnerships are generally reflected either as accumulated other comprehensive income, net of deferred income taxes, as a separate component of shareholder's equity or recognized through realized gains or losses, depending upon the relative proportion of our ownership stake. Realized gains or losses from the sale of investments are determined on the basis of specific identification. Investment income is recognized when earned.

        Investment securities are exposed to various risks such as an interest rate, market and credit risk. Market values of securities fluctuate based on the magnitude of changing market conditions; significant changes in market conditions could materially affect the portfolio value in the near term. We continually monitor our portfolio for pricing changes which might indicate potential impairments and, on a quarterly basis, perform a detailed review of securities with unrealized losses based on predetermined criteria. In such cases, changes in market value are evaluated to determine the extent to which such changes are attributable to (i) fundamental factors specific to the issuer, such as financial conditions, business prospects or other factors or (ii) market-related factors, such as interest rates or equity market declines. When a security in our investment portfolio has an unrealized loss in market value that is deemed to be other than temporary, we reduce the book value of such security to its current market value, recognizing the decline as a realized loss in the income statement, Any future increases in the market value of securities written down are reflected as changes in unrealized gains as part of accumulated other comprehensive income within shareholder's equity. During 2004, 2005 and 2006, the Company recorded realized losses related to other than temporary impairments of $0.6 million, $0.5 million and $1.2 million, respectively.

  Investment in Unconsolidated Affiliate

        Our 2005 and 2006 investments in unconsolidated affiliate represent an investment in Symetra Financial Corporation ("Symetra") in which we historically have had a significant voting and economic interest but did not control the company. As such, we accounted for this investment using the equity method of accounting.

        On August 2, 2004, we, Berkshire Hathaway Inc. ("Berkshire") and a number of other investors capitalized Symetra in order to purchase the life and investments operations of Safeco Corporation for $1.35 billion. The acquired companies focus mainly on group insurance, individual life insurance, structured settlements and retirement services. Symetra had an initial capitalization of approximately $1.4 billion, consisting of $1.1 billion of common equity and $315 million of bank debt. We invested

$195 million in Symetra in exchange for 2 million common shares of Symetra. In addition, we and Berkshire each received warrants to acquire an additional 1.1 million common shares of Symetra at $100 per share. We initially owned approximately 19% of the common shares of Symetra, which were accounted for under the equity method, and approximately 24% of Symetra on a fully-converted basis including the warrants, which were marked-to-market under the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). Three designees of White Mountains serve on Symetra's eight member board of directors.

        During 2006, we sold our investment in the Symetra common stock to White Mountains at its carrying value of $249 million. At December 31, 2006, our remaining investment in Symetra consisted solely of the warrants, valued at $54 million. On March 19, 2007, these warrants were distributed to White Mountains.

        Through our common stock investment, we recorded equity in the earnings of Symetra of $10 million, $28 million and $27 million for the years ended December 31, 2004, 2005 and 2006, respectively.

        Through our investment in the Symetra warrants that were distributed to White Mountains, we recorded realized investment gains of $2 million, $11 million and $6 million for the year ended December 31, 2004, 2005 and 2006, respectively, and dividend income of $9 million for the year ended December 31, 2006.

  Income Taxes

        We are domiciled in Bermuda and have subsidiaries domiciled in several countries. The majority of our worldwide operations are domiciled and subject to tax in the United States, Sweden, Luxembourg, Ireland, and Bermuda. Income earned or losses incurred by non-U.S. companies will generally be subject to an overall effective tax rate lower than that imposed by the United States.

        Deferred tax assets and liabilities have been established for expenses and revenues recognized for financial statement purposes in periods different from those for income tax purposes, net of a valuation allowance against net deductible temporary differences, if applicable.

Results of Operations and Underwriting Results

        The following table shows our financial results and GAAP combined ratios for the three years ended December 31, 2004, 2005 and 2006 and for the three months ended March 31, 2006 and 2007.

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
	($ in millions)
Summary Income Statement Data:
Gross premiums written	$2,218.0	$2,165.2	$2,071.9	$647.5	$671.7

Net premiums written	$1,531.0	$1,488.0	$1,737.2	$489.8	$576.3

Net earned premiums	$1,527.9	$1,602.7	$1,549.2	$376.8	$440.4
Net investment income	111.3	180.1	201.8	43.0	51.5
Net realized investment gains	37.6	41.5	76.1	4.5	20.9
Other income (expense), net	36.0	33.5	47.8	4.4	(3.6)

Total revenues	1,712.8	1,857.8	1,874.9	428.7	509.2
Loss and LAE(1)	1,082.5	1,344.3	1,064.4	216.9	291.2
Policy acquisition expenses and other underwriting expenses	476.8	482.0	489.1	113.6	143.4
General and administrative expenses	18.5	15.9	29.3	5.3	6.6
Accretion of fair value adjustment to loss and LAE reserves	10.1	10.9	1.5	(0.6)	1.1
Interest expense on debt	10.1	2.3	3.9	0.5	1.2

Total expenses	1,598.0	1,855.4	1,588.2	335.7	443.5

Pre-tax income	114.8	2.4	286.7	93.0	65.7
Income tax (expense) benefit	(22.4)	42.0	(45.3)	(17.2)	(13.7)
Minority interest—Prospector Offshore Fund (Bermuda), Ltd.	(3.9)	(6.9)	(7.8)	(2.5)	(2.2)
Equity in earnings of unconsolidated affiliate—Symetra	10.1	28.0	26.6	6.8	—
Extraordinary gain—excess of fair value of acquired assets over cost	180.5	—	21.4	—	—

Net income	$279.1	$65.5	$281.6	$80.1	$49.8

Selected Ratios (Based on U.S. GAAP Income Statement Data):
Loss and LAE ratio(2)	70.9%	83.9%	68.7%	57.6%	66.1%
Expense ratio(3)	31.2%	30.1%	31.6%	30.1%	32.6%

Combined ratio(4)	102.1%	114.0%	100.3%	87.7%	98.7%

(1)
In 2006, loss and LAE includes our reimbursement to Olympus of $137 million of losses from hurricanes Katrina, Rita and Wilma related to Folksamerica's 2005 quota share reinsurance treaty with Olympus. See "Management's Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations and Underwriting Results—Year ended December 31, 2006 versus year ended December 31, 2005".

(2)
The loss and LAE ratio is calculated by dividing loss and LAE by net earned premiums.

(3)
The expense ratio is calculated by dividing policy acquisition expenses and other underwriting expenses by net earned premiums.

(4)
The combined ratio is the sum of the loss and LAE ratio and the expense ratio.

Three months ended March 31, 2007 versus three months ended March 31, 2006

        Net income was $50 million in the first quarter of 2007 compared to net income of $80 million in the first quarter of 2006. The reduction in net income was primarily attributed to catastrophe losses incurred in the first quarter of 2007 as a result of European windstorm Kyrill, and, to a lesser extent, European windstorm Hanno, as well as a lack of equity in earnings of Symetra in the first quarter of 2007, which we sold to White Mountains during the fourth quarter of 2006, partially offset by higher net realized investment gains and lower income tax expense.

        Pre-tax income was $66 million in the first quarter of 2007 compared to pre-tax income of $93 million in the first quarter of 2006. The combined ratio was 99% in the first quarter of 2007 compared to 88% in the first quarter of 2006. The reduction in pre-tax income and the increase in the combined ratio were primarily attributed to the aforementioned catastrophe losses in the first quarter of 2007.

        Gross premiums written were $672 million in the first quarter of 2007, an increase of $24 million, or 4%, from $648 million in the first quarter of 2006. Included in gross premiums in the first quarter of 2007 was $173 million of premiums from our quota share arrangement with Esurance Insurance Company ("Esurance"), a wholly-owned subsidiary of White Mountains that specializes in U.S. personal automobile insurance. During the fourth quarter of 2006, we entered into an agreement to reinsure approximately 85% of the premium, on a quota share basis, of Esurance. Included in gross premiums in the first quarter of 2006 was $61 million of premiums assumed under a quota share arrangement with OneBeacon Insurance Company ("OneBeacon"), a majority-owned subsidiary of White Mountains. The quota share arrangement with OneBeacon was commuted during the fourth quarter of 2006. Also included in gross premiums in the first quarter of 2006 was $41 million of premiums written by Sirius America, which we sold to a third party during the third quarter of 2006. Excluding the gross premiums written from the Esurance quota share in the first quarter of 2007, and from OneBeacon and Sirius America in the first quarter of 2006, gross premiums written decreased by $47 million, or 9%. This decrease was primarily attributable to certain of our clients retaining increased amounts of exposure in the wake of strong overall reinsurance pricing as compared to historical norms, as well as a general softening in the prices, terms and conditions in the reinsurance market from historical highs in the period following the 2005 hurricanes, causing us to reject business that did not meet our pricing guidelines.

        Net premiums written were $576 million in the first quarter of 2007, an increase of $86 million, or 18%, from $490 million in the first quarter of 2006. Excluding net premiums written of $173 million in the first quarter of 2007 from the Esurance quota share and net premiums written of $61 million and $16 million in the first quarter of 2006 from the OneBeacon quota share arrangement and from Sirius America, respectively, net premiums written decreased by $10 million, or 2%. The decrease in net premiums written was less than the decrease in gross premiums written over the same period because of our non-renewal of a series of ceded property retrocessional covers during the first quarter of 2007.

        Other expense was $4 million in the first quarter of 2007, compared to other income of $4 million in the first quarter of 2006. The change of $8 million was primarily attributable to foreign exchange losses of $6 million during the first quarter of 2007, and a $1 million decrease in the amount of fee income received from Olympus and Helicon classified as other income.

        Loss and LAE were $291 million in the first quarter of 2007, an increase of $74 million, or 34%, from $217 million in the first quarter of 2006. The increase was primarily attributable to $40 million and $5 million of losses, net of reinsurance and reinstatement premiums, resulting from European windstorms Kyrill and Hanno, respectively, during the first quarter of 2007. Kyrill, which occurred in January 2007, caused widespread damage in parts of Europe, primarily in the United Kingdom and Germany. These windstorms contributed ten points to our combined ratio during the first quarter of 2007. In addition, during the first quarter of 2007, on a net basis, we strengthened loss and LAE reserves by $9 million to move our carried reserves further towards the higher end of our actuarially determined loss and LAE reserve range. We experienced no adverse development related to hurricanes Katrina, Rita and Wilma during the first quarter of 2007.

        During the first quarter of 2006, we experienced adverse development of $36 million related to the 2005 hurricanes ($8 million, $18 million, and $10 million on hurricanes Katrina, Rita and Wilma, respectively), which contributed ten points to the combined ratio for that period. Partially offsetting this adverse development was favorable development of $14 million primarily related to property lines in the 2005 underwriting year not impacted by catastrophes.

        Policy acquisition and other underwriting expenses were $143 million in the first quarter of 2007, an increase of $30 million, or 26%, from $114 million in the first quarter of 2006. The increase was primarily attributable to the 17% increase in earned premiums over the same time period and our release in the first quarter of 2006 of a $7 million reserve for expenses related to the run-off of business at Scandinavian Re.

        Interest expense on debt was $1.2 million in the first quarter of 2007, an increase of $0.7 million, or 140%, from $0.5 million in the first quarter of 2006. The increase was attributable to our accrual of interest on our senior debt. On March 19, 2007, we issued $400 million aggregate principal amount of 6.375% senior notes due 2017 through an offering exempt from the registration requirements of the Securities Act of 1933 (the "2017 Notes"). We will pay interest on the 2017 Notes semi-annually on each March 20th and September 20th, commencing on September 20, 2007. The 2017 Notes will mature on March 20, 2017. In anticipation of the issuance of the 2017 Notes, we entered into an interest rate lock agreement to hedge our interest rate exposure. We recorded a $2 million loss in accumulated other comprehensive income for the interest rate lock agreement, which is being amortized into interest expense over the life of the 2017 Notes. We incurred $4 million in expenses related to the issuance of the 2017 Notes (including the $3 million underwriting discount), which have been deferred and are being recognized into interest expense over the life of the 2017 Notes.

Year ended December 31, 2006 versus year ended December 31, 2005

        Net income was $282 million in 2006 compared to net income of $66 million in 2005. The improvement in net income was primarily attributed to significantly lower catastrophe losses during 2006 versus 2005 and a $21 million extraordinary gain generated in 2006 by the excess of fair value of acquired assets over cost related to our acquisition of MSC, partially offset by higher income taxes in 2006.

        Pre-tax income was $287 million in 2006 compared to pre-tax income of $2 million in 2005, and our GAAP combined ratio was 100% for 2006 compared to 114% for 2005. The improved combined ratio and the increase in pre-tax income resulted primarily from significantly lower catastrophe losses.

        Gross premiums written were $2.1 billion in 2006, a decrease of $93 million, or 4%, from $2.2 billion in 2005. We reduced our overall property exposure and Folksamerica non-renewed its excess offshore energy and marine business in the Gulf of Mexico starting on January 1, 2006, which caused gross premiums written on those business lines to decline meaningfully in 2006 versus 2005. Gross premiums written were also lower during 2006 due to lower reinstatement premiums on property catastrophe reinsurance, which had primarily resulted from reinstated coverage after hurricanes Katrina and Rita in 2005, and lower premiums from Sirius America Insurance Company ("Sirius America"), which was sold in August 2006. Sirius America contributed $71 million of gross premiums written in 2006, compared to $248 million in 2005. Additionally, gross premiums written on casualty lines were lower in 2006, due primarily to pricing, terms and conditions that did not meet our pricing guidelines and due to higher ceding company retentions. During the fourth quarter of 2006, Sirius entered into an agreement to reinsure approximately 85% of the premium, on a quota share basis, of Esurance, a wholly-owned subsidiary of White Mountains that specializes in U.S. personal automobile insurance. Gross premiums written by Sirius resulting from the Esurance quota share were $269 million during 2006 compared to zero during 2005.

        Net premiums written were $1.7 billion in 2006, an increase of $249 million, or 17%, from $1.5 billion in 2005, reflecting the increase in net premiums written in certain non-catastrophe exposed classes, particularly from the Esurance quota share agreement. Net premiums written at Sirius resulting from the Esurance quota share during 2006 were $269 million compared to zero during 2005. These increases were offset by lower reinstatement premiums on property catastrophe reinsurance, which had primarily resulted from reinstated coverage after hurricanes Katrina and Rita in 2005, and lower premiums from Sirius America, which was sold in August 2006. Sirius America contributed $39 million of net premiums written in 2006, compared to $87 million in 2005. Additionally, net premiums written on casualty lines were lower in 2006, due primarily to pricing, terms and conditions that did not meet our pricing guidelines and due to higher ceding company retentions.

        Other income, net was $48 million in 2006 and consisted primarily of fee income of $9 million from Olympus and Helicon Reinsurance Company, Ltd. ("Helicon"), as well as a $14 million gain from the sale of Sirius America and $21 million of realized foreign exchange gains. We receive fee income on reinsurance placements referred to Olympus and are entitled to a profit commission based on net underwriting profits on referred business. Other income, net was $34 million in 2005 consisted of $28 million of fee income from Olympus, as well as a $5 million gain from the sale of California Indemnity Insurance Company, a wholly-owned subsidiary we acquired in 2004 as part of the acquisition of the Sierra Group. The decrease in fee income in 2006 versus 2005 was primarily the result of a reduction in amounts ceded to Olympus and Helicon in 2006 compared to 2005 and from the waiver of $9 million of override commission due from Olympus in accordance with the Olympus reimbursement.

        Loss and LAE were $1.1 billion in 2006, a decrease of $280 million, or 21%, from $1.3 billion in 2005, due primarily to the improvement in catastrophe losses and related development which totaled $223 million, net of reinstatement premiums, during 2006 and $415 million, net of reinstatement premiums, during 2005. During 2006, we recorded $86 million of pre-tax unfavorable development, net of reinstatement premiums and reinsurance, related to hurricanes Katrina, Rita and Wilma and $137 million in losses and $9 million of forgone override commissions related to the Olympus reimbursement. During 2005, we recognized $358 million in pre-tax losses, net of reinstatement premiums and reinsurance from hurricanes Katrina, Rita and Wilma. During 2005, we also included $57 million of other significant property catastrophe losses, primarily from European storm Erwin and floods in Europe.

        Excluding the unfavorable development from Katrina, Rita and Wilma and the Olympus reimbursement, our underwriting units performed well in 2006, reflecting much improved weather conditions and continued favorable prices, terms and conditions within the reinsurance marketplace. Excluding the additional losses from hurricanes Katrina, Rita and Wilma and the Olympus reimbursement, net unfavorable development during 2006 on prior year reserves resulted primarily from unfavorable development of $55 million from casualty losses associated with the acquisition of Risk Capital in 2000, offset by continued favorable run off in recent underwriting years at Sirius of $46 million and favorable development of $19 million arising from Folksamerica's Agriculture line of business.

        In June 2006, following the receipt of new claims information reported from several ceding companies and subsequent reassessment of the ultimate loss exposures, we increased our gross loss estimates for hurricanes Katrina, Rita and Wilma by $201 million. This was mostly on Folksamerica's off-shore energy and marine exposures attributable to retrocessional arrangements and business interruption coverage. As a result, Folksamerica set its gross loss and LAE reserves as of June 30, 2006 on offshore energy and marine exposures for hurricanes Katrina and Rita at full contract limits. Starting January 1, 2006, Folksamerica did not renew its excess offshore energy and marine business in the Gulf of Mexico.

        Olympus reimbursement.    Under the terms of Folksamerica's 2005 quota share reinsurance treaty with Olympus, $139 million of the loss, net of reinstatement premiums, from hurricanes Katrina, Rita and Wilma recorded in the second quarter of 2006 was ceded to Olympus. However, we entered into an indemnity agreement with Olympus on June 16, 2006, under which Folksamerica Holding Company Inc. ("Folksamerica Holdings") agreed to reimburse Olympus for up to $137 million of these losses, which were recorded as loss and LAE during the second quarter of 2006. We also waived override commissions on premiums earned by Olympus after March 31, 2006 for reinsurance contracts recommended by us with an effective date of December 31, 2005 and prior. We expect that the commission waivers will total approximately $10 million. Folksamerica will continue to cede 35% of its 2007 underwriting year short-tailed excess of loss business, mainly property and marine, with Olympus and Helicon sharing approximately 55% and 45%, respectively, in 2007. Olympus will continue to be responsible to pay losses on exposures that have been ceded to it and will continue to receive cessions from Folksamerica.

        Policy acquisition and other underwriting expenses of $489 million in 2006 increased by $7 million, or 1%, from $482 million during 2005. This was primarily due to $22 million of lower override commissions at Folksamerica, which serve to offset policy acquisition expenses, as well as a $9 million charge related to commission waivers granted to Olympus (see "—Olympus reimbursement" above), which were offset in large part by a decline in policy acquisition expenses of $13 million attributable to a decrease in earned premium, a reduction in unallocated LAE reserves of approximately $7 million at Scandinavian Re and a general reduction in operating expenses of $5 million due to lower incentive compensation accruals and the sale of Sirius America during 2006.

        General and administrative expenses of $29 million in 2006 increased $13 million, or 84%, from $16 million during 2005, primarily due to costs associated with the relocation of the underwriting advisory operations from Ireland to Bermuda and expanding the Bermuda advisory operations.

        Accretion of fair value adjustment to loss and LAE reserves of $2 million in 2006 decreased by $9 million, or 86%, from $11 million during 2005 as a result of a change in the rate of accretion of the fair value adjustment to loss and LAE reserves that was established during the purchase accounting for our acquisition of Sirius in 2004. The change in accretion resulted from the evaluation of the remaining run-off contracts at Scandinavian Re, a subsidiary of Sirius, and will be made prospectively over the remaining amortization period.

Year ended December 31, 2005 versus year ended December 31, 2004

        Net income was $66 million in 2005, compared to net income of $279 million in 2004. The decline in net income was primarily attributable to significantly higher catastrophe losses in 2005 arising from hurricanes Katrina, Rita and Wilma and $181 million of extraordinary gains in 2004 generated by the excess of fair value of acquired assets over cost related to our acquisitions of Sirius, Symetra, Sierra Group and Tryg-Baltica. Partially offsetting this decline were lower income taxes in 2005 and higher equity in earnings of unconsolidated affiliate—Symetra (representing our proportionate share of improved earnings during 2005 compared to 2004).

        Pre-tax income was $2 million in 2005, compared to pre-tax income of $115 million in 2004, and our GAAP combined ratio was 114% for 2005, compared to 102% for 2004. Our 2005 results included pre-tax losses, net of reinstatements and reinsurance, of $358 million from hurricanes Katrina, Rita and Wilma and $57 million of other significant property catastrophe losses, primarily from European storm Erwin and floods in Europe, which added a total of 26 percentage points to the combined ratio. In addition, we recorded $36 million of net unfavorable loss reserve development in 2005 (discussed below), which contributed 2 percentage points to the loss ratio.

        Gross premiums written were $2.2 billion in 2005, a decrease of $53 million, or 2%, from 2004. Net premiums written were $1.5 billion in 2005, a decrease of $43 million, or 3%, from 2004. The decreases were due primarily to lower premiums generated from our quota share arrangement with OneBeacon and decreased premium volume at both Sirius and Folksamerica as a result of the general softening of the reinsurance market prior to hurricanes Katrina, Rita and Wilma, partially offset by the inclusion in 2005 of a full twelve months of premiums from Sirius, which was acquired during April 2004 and as such contributed only nine months of premiums in 2004.

        Other income, net was $34 million in 2005, a decrease of $2 million, or 7%, from $36 million in 2004. In 2005 and 2004, we earned $28 million and $32 million, respectively, of fee income from Olympus. The decrease in fee income from the prior period is primarily due to the significant loss events in 2005, including hurricanes Katrina, Rita and Wilma, which resulted in no earned profit commission in 2005 compared to earning $12 million of profit commission in 2004. The profit commission arrangement with Olympus is subject to a deficit carryforward whereby net underwriting losses from one underwriting year carryover to future underwriting years. As a result of the significant loss events in 2005, Olympus recorded a substantial net underwriting loss for the year. Accordingly, we do not expect to record profit commissions from Olympus for the foreseeable future.

        Loss and LAE were $1.3 billion in 2005, an increase of $262 million, or 24%, from $1.1 billion in 2004 due primarily to an increase in catastrophe losses. Such losses, net of reinstatement premiums and reinsurance, related to hurricanes Katrina, Rita and Wilma and the European storm Erwin and floods in Europe totaled $415 million in 2005. Our 2004 results included $135 million of pre-tax losses, net of reinstatements and reinsurance, from the four hurricanes that affected the southeastern United States and the tsunami that impacted South Asia, which added a total of 9 percentage points to the combined ratio.

        Effective January 1, 2006, Folksamerica renewed its quota share reinsurance arrangements with Olympus on modified terms and Sirius terminated its agreement with Olympus. The 2005 and prior underwriting year business will continue to run-off with Olympus. For a further discussion, see "Business—Reinsurance Protection".

        In addition to the catastrophe losses, during 2005 we recorded $36 million of net unfavorable loss reserve development, the majority of which resulted from a detailed, ground-up asbestos exposure study we completed in that year. The study analyzed data from all insureds that have reported over $250,000 of asbestos claims to Folksamerica and a significant sample of data from all other insureds with reported asbestos claims of less than $250,000. Comparing estimates generated by the study to Folksamerica's exposed limits by underwriting year led to an increase of approximately $50 million in IBNR during the third quarter of 2005. This unfavorable development was partially offset by favorable development in the Sirius reserve portfolio of approximately $16 million, mainly from the three most recent underwriting years. Included in the net unfavorable loss development in 2005 was $23 million from workers' compensation reserves acquired in 2004 as part of the Sierra Group acquisition. However, this amount was offset dollar-for-dollar by a decrease in the balance due under a contingent note issued in conjunction with the acquisition.

        Policy acquisition expenses and other underwriting expenses of $482 million in 2005 increased by $5 million, or 1%, from $477 million during 2004, primarily as a result of the increase in earned premiums.

        General and administrative expenses of $16 million in 2005 decreased by $3 million, or 14%, from $19 million during 2004, primarily as a result of lower compensation costs at WMRUS.

        Accretion of fair value adjustment to loss and LAE reserves of $11 million in 2005 increased by $1 million, or 8%, from $10 million during 2004, primarily as a result of the inclusion of Sirius in our results for a full year in 2005.

        Interest expense on debt of $2 million in 2005 decreased by $8 million, or 77%, from $10 million during 2004 in part as a result of a $23 million decrease in the balance owed under the contingent note issued in conjunction with our acquisition of the Sierra Group during 2004. The balance of this note was decreased on a dollar-for-dollar basis with the unfavorable loss development that we experienced on the acquired workers' compensation reserves. Such decreases amounted to $23 million in 2005 and $12 million in 2004.

Summary of Investment Results

        A summary of White Mountains Re's total GAAP pre-tax net investment results for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007 is as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
	(in millions)
Net investment income	$111.3	$180.1	$201.8	$43.0	$51.5
Net realized investment gains	37.6	41.5	76.1	4.5	20.9
Net unrealized gains (losses)	38.5	(73.4)	83.9	(32.5)	4.8

Total GAAP pre-tax net investment result	$187.4	$148.2	$361.8	$15.0	$77.2

        Gross investment returns versus relevant benchmarks for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007 are as follows. For purposes of discussing rates of return, all percentages are presented gross of management fees and trading expenses in order to produce a more relevant comparison to benchmark returns, while all dollar amounts are presented net of any management fees and trading expenses.

	Year Ended December 31,			Three Months Ended March 31,
Performance	2004	2005	2006	2006	2007
White Mountains Re—consolidated portfolio total return	3.8%	3.4%	7.4%	0.4%	1.5%
White Mountains Re—fixed income portfolio total return	2.4	2.2	6.6	0.3	1.2
Lehman U.S. Aggregate Index	4.3	2.4	4.3	(0.7)	1.5
Lehman Global Aggregate Index	9.3	(4.5)	6.6	(0.1)	1.3
White Mountains Re—equity portfolio total return	16.6	11.7	13.5	1.0	3.8
S&P 500 Index—total return	10.9	4.9	15.8	4.2	0.6

Three months ended March 31, 2007 versus three months ended March 31, 2006

        Our total GAAP pre-tax net investment result was a gain of $77 million, a return of 1.5%, for the three months ended March 31, 2007 compared to a gain of $15 million, a return of 0.4% for the three months ended March 31, 2006. The higher return during the 2007 period was primarily due to a more favorable interest rate environment and strong equity market returns.

        Net investment income of $52 million in the three months ended March 31, 2007 increased by $9 million, or 20%, from $43 million during the three months ended March 31, 2006 as a result of higher overall yields and a larger investment asset base, principally due to capital contributions of $100 million during 2006 that we received from White Mountains. Net realized investment gains of $21 million in the three months ended March 31, 2007 increased by $16 million, or 364%, from $5 million during the three months ended March 31, 2006 primarily due to a $6 million mark-down of the value of warrants to purchase common shares of Montpelier Re Holdings Ltd. ("Montpelier Re") and $10 million of realized foreign exchange losses during the three months ended March 31, 2006. Net unrealized gains on investments of $5 million in the three months ended March 31, 2007 improved from net unrealized losses of $33 million during the three months ended March 31, 2006, primarily due to the effect of interest rate movements described above.

Year ended December 31, 2006 versus year ended December 31, 2005

        Our total GAAP pre-tax net investment result was a gain of $362 million, a return of 7.4%, in 2006 compared to a gain of $148 million, a return of 3.4% during 2005. The higher return in 2006 was primarily due to a more favorable interest rate environment, where the rate of increase in interest rates during 2006 was lower than during 2005. In addition, the weakening of the U.S. dollar during 2006 reversed a trend from 2005 and produced unrealized currency exchange gains in our foreign denominated fixed maturity securities portfolio.

        Net investment income of $202 million in 2006 increased by $22 million, or 12%, from $180 million during 2005 as a result of higher overall yields and a larger investment asset base, principally due to capital contributions of $250 million and $100 million during 2005 and 2006, respectively, that we received from White Mountains. Net realized investment gains of $76 million in 2006 increased by $35 million, or 83%, from $42 million during 2005 in part due to a $55 million mark-down of the value of warrants to purchase common shares of Montpelier Re Holdings Ltd. ("Montpelier Re") during 2005. Net unrealized gains on investments of $84 million in 2006 improved from net unrealized losses of $73 million during 2005, primarily due to the effect of interest rate movements and foreign currency fluctuations, as described above.

Year ended December 31, 2005 versus year ended December 31, 2004

        Our total GAAP pre-tax net investment result was a gain of $148 million, a return of 3.4%, in 2005 compared to a gain of $187 million, a return of 3.8% during 2004. The lower return in 2005 was primarily due to a less favorable interest rate environment, where the rate of increase in interest rates during 2005 was greater than during 2004. In addition, the strengthening of the U.S. dollar during 2005 reversed a trend from 2004 and produced unrealized currency exchange losses in our foreign denominated fixed maturity securities portfolio.

        Net investment income of $180 million in 2005 increased by $69 million, or 62%, from $111 million during 2004 primarily as a result of the inclusion of Sirius' investment portfolio, which was acquired during April 2004, for the entire year of 2005 as well as the receipt during 2005 of a $20 million special dividend on our investment in Montpelier Re common stock and warrants. Net realized investment gains of $42 million in 2005 increased by $4 million, or 10%, from $38 million during 2004 primarily due to realized gains generated by sales of certain highly appreciated securities, partially offset by a $55 million mark-down of the value of warrants to purchase common shares of Montpelier Re during 2005. Net unrealized losses on investments of $73 million during 2005 deteriorated from net unrealized gains of $39 million during 2004, primarily due to the effect of interest rate movements and foreign currency fluctuations, as described above.

Liquidity and Capital Resources

  Operating cash and short-term investments.

        Because we are a reinsurance holding company with no direct operations, we rely on payments from our subsidiaries to fund our expenses. The primary sources of cash for us and certain of our intermediate holding companies are dividends and tax sharing payments received from our operating subsidiaries, financing activities, and net investment income and proceeds from sales and maturities of holding company investments. The primary uses of cash are payments on our debt obligations, dividend payments on our common and preference shares, purchases of investments, payments made to tax authorities and holding company operating expenses.

        The primary sources of cash for our operating subsidiaries are premium collections, fee income, net investment income, financing activities, and proceeds from sales and maturities of investments. Their primary uses of cash are claim payments, policy acquisition costs, operating expenses, payments on debt obligations, the purchase of investments and dividend and tax sharing payments made to parent holding companies.

        Both internal and external forces influence our results of operations, financial condition and cash flows. Claim settlements, premium levels and investment returns may be impacted by changing rates of inflation and other economic conditions. In many cases, significant periods of time, ranging up to several years or more, may lapse between the occurrence of an insured loss, the reporting of the loss to us and the settlement of the liability for that loss. The exact timing of the payment of claims and benefits cannot be predicted with certainty. Our reinsurance operating subsidiaries maintain portfolios of invested assets with varying maturities and a substantial amount of short-term investments to provide adequate liquidity for the payment of claims.

        Management believes that our cash balances, cash flows from operations and routine sales of investments are adequate to meet expected cash requirements for the foreseeable future on our reinsurance operating subsidiary level.

  Dividend Capacity

        Under the insurance laws of the states and jurisdictions under which our reinsurance operating subsidiaries are domiciled, a reinsurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by regulatory authorities. Accordingly, there can be no assurance regarding the amount of such dividends that may be paid by such subsidiaries in the future. Following is a description of the dividend activities of our reinsurance operating subsidiaries and certain of our intermediate holding companies:

        Folksamerica has the ability to pay dividends during any 12-month period without the prior approval of regulatory authorities in an amount equal to the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus. Based upon December 31, 2006 statutory surplus of $1.2 billion, Folksamerica would have the ability to pay approximately $115 million of dividends during 2007 without prior approval of regulatory authorities, subject to the availability of earned surplus. As of March 31, 2007, Folksamerica had negative earned surplus and therefore did not have the ability and did not pay any dividends during the first quarter of 2007. Folksamerica did not pay any dividends to us or our intermediate holding companies in 2006. Based on its 2007 forecast, Folksamerica anticipates that it would have the ability to declare and pay dividends of up to $45 million in 2007 without regulatory approval.

        Sirius has the ability to pay dividends subject to the availability of unrestricted statutory surplus. Historically, Sirius has allocated a majority of its earnings to the Safety Reserve, which is described below. As a result, at December 31, 2006, Sirius had no unrestricted statutory surplus. Based on its

2007 forecast, Sirius anticipates that it would have the ability to declare and pay dividends of up to $78 million in 2007 without regulatory approval, if it elects not to allocate its earnings to the Safety Reserve.

        In accordance with the provisions of Swedish law, Sirius can voluntarily transfer its pre-tax income, or a portion thereof, subject to certain limitations, to its Swedish parent company as a tax-deductible group contribution. In early 2007, Sirius contributed $35 million of its 2006 pre-tax income to its parent company.

        As of December 31, 2006, WMRUS and White Mountains Underwriting Limited ("WMU") had unrestricted cash and fixed maturity investments of $3 million and $4 million, respectively, and have the ability to distribute their 2007 earnings without restriction. During 2006, WMRUS and WMU together distributed $14 million of dividends to their immediate parent. Based on its 2007 forecast, WMRUS anticipates that it would have the ability to declare and pay dividends of up to $5 million in 2007.

        Based its 2007 forecast, Galileo anticipates that it would have the ability to declare and pay dividends of up to $2 million in 2007.

        Based upon the anticipated use of proceeds from this offering, we expect that our Bermuda reinsurance company will have the ability to declare and pay dividends of up to $37 million in 2007 without regulatory approval, subject to meeting all appropriate liquidity and solvency requirements.

        As of March 31, 2007 we had $77 million of unrestricted cash and fixed maturity investments outside of our reinsurance operating subsidiaries. In 2006, we distributed $46 million of dividends to White Mountains.

  Safety Reserve

        In accordance with provisions of Swedish law, Sirius is permitted to transfer up to the full amount of its pre-tax income, subject to certain limitations, into an untaxed reserve (referred to as a "Safety Reserve"), which amounted to $1.2 billion at March 31, 2007. Under GAAP, an amount equal to the Safety Reserve, net of the related deferred tax liability established at the Swedish tax rate of 28%, is classified as shareholder's equity. Generally, this deferred tax liability is only required to be paid by Sirius if it fails to maintain predetermined levels of premium writings in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities do not apply any taxes to the Safety Reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on Sirius' Safety Reserve ($345 million at March 31, 2007) is included in solvency capital. Access to the Safety Reserve is restricted to coverage of aggregate losses and requires the approval of Swedish regulatory authorities.

  Contractual Obligations and Commitments

        The following is a schedule of our material contractual obligations and commitments as of March 31, 2007.

in millions	Due in One Year or Less	Due in Two to Three Years	Due in Four to Five Years	Due After Five Years	Total
Debt(1)	$—	$27.2	$—	$398.9	$426.1
Loss and LAE reserves(2)	1,307.1	1,382.3	413.9	649.6	3,752.9
Reserves for structured contracts(3)	38.6	60.0	44.0	—	142.6
Long-term incentive compensation	11.1	31.7	—	—	42.8
Operating leases	7.1	14.8	7.5	2.8	32.2
London Underwriting Center accrual	0.8	1.4	1.2	5.3	8.7

Total contractual obligations	$1,364.7	$1,517.4	$466.6	$1,056.6	$4,405.3

(1)
We are a co-borrower and co-guarantor with White Mountains on an amended joint $304 million credit facility. There currently are no outstanding borrowings under the credit facility. White Mountains has told us it expects to replace or modify the existing credit facility to remove us as a co-borrower and co-guarantor. It also expects that the modified credit facility will limit our ability to incur new debt and issue certain types of preference shares. However, we cannot assure you that either of these changes will take place.

(2)
Represents expected future cash outflows resulting from loss and LAE payments. The amounts presented are gross of reinsurance recoverables on unpaid losses of $1.0 billion as of March 31, 2007.

(3)
Represents deposit liabilities arising from reinsurance contracts that do not satisfy the conditions for reinsurance accounting established by SFAS 113. These contracts were written by Scandinavian Re prior to its being placed into run-off in 2002.

        Our loss reserves do not have contractual maturity dates. However, based on historical payment patterns, the preceding table includes an estimate of when management expects our loss reserves to be paid. The timing of claim payments is subject to significant uncertainty. We maintain a portfolio of marketable investments with varying maturities and a substantial amount of short-term investments to provide adequate cash flows for the payment of claims.

        The balances included in the table above regarding our long-term incentive compensation plans include amounts payable for performance shares and units, as well as deferred compensation balances. Exact amounts to be paid cannot be predicted with certainty for performance-based compensation as the ultimate amounts of these liabilities are based on our future performance and the market price of White Mountains' common shares at the time the payments are made. The estimated payments reflected in the table are based on current accrual factors (common share price and pay-out percentage) and assume that all outstanding balances were 100% vested as of March 31, 2007.

        There are no provisions within our leasing agreements that would trigger acceleration of future lease payments. We do not finance our operations through the securitization of our trade receivables, through special purpose entities or through synthetic leases. Further, except as noted in the following paragraph, we have not entered into any material arrangement requiring us to guarantee payment of third party debt, lease payments or to fund losses of an unconsolidated special purpose entity.

        Through Sirius, we have a long-term investment as a stockholder in LUC Holdings, an entity that has entered into a head lease to rent the London Underwriting Center ("LUC") through 2016. LUC Holdings in turn subleases space in the LUC. In a stockholders agreement among LUC Holdings's stockholders, the stockholders have guaranteed any shortfall between the head lease and the sub-leases on a joint and several basis. As a consequence, in recent years the stockholders have funded an operating shortfall of LUC. At March 31, 2007, we have recorded a liability of $9 million for our share of the expected future shortfall between LUC Holdings' head lease payments and sub-lease receipts. We do not believe that future shortfalls, if any, will have a material impact on our results of operations.

        We also have future binding commitments to fund certain limited partnership investments. These commitments, which total approximately $49 million as of December 31, 2006, do not have fixed funding dates and are therefore excluded from the table above.

        Detailed information concerning our liquidity and capital resource activities during the three months ending March 31, 2007 and 2006, and the years, 2006, 2005 and 2004 follows:

For the three months ended March 31, 2007

Financing and Other Capital Activities

        During the first quarter of 2007, we issued $400 million aggregate principal amount of the 2017 Notes. We received net proceeds of $392 million from the offering which we distributed to White Mountains.

        During the first quarter of 2007 we distributed our investment in warrants to acquire approximately 1.1 million shares of Symetra to White Mountains at their carrying value of $54 million.

Acquisitions and Dispositions

        We did not execute any significant acquisitions or disposals during the first quarter of 2007.

Other Liquidity and Capital Resource Activities

        During the first quarter of 2007, we made payments totaling $11 million to participants in our long-term incentive compensation plans. These payments were made based on payout levels ranging from 64% to 145% of target.

For the three months ended March 31, 2006

Financing and Other Capital Activities

        During the first quarter of 2006, we paid dividends of $5 million to White Mountains.

Acquisitions and Dispositions

        We did not execute any significant acquisitions or disposals during the first quarter of 2006.

Other Liquidity and Capital Resource Activities

        During the first quarter of 2006, we made payments totaling $14 million to participants in our long-term incentive compensation plans. These payments were made based on payout levels ranging from 142% to 144% of target.

For the year ended December 31, 2006

Financing and Other Capital Activities

        During 2006 we received capital contributions of $106 million from White Mountains and declared and paid dividends of $46 million to White Mountains.

        During 2006, we established an amended joint $304 million credit facility with White Mountains of which we are a co-borrower and co-guarantor. There currently are no outstanding borrowings under the credit facility. White Mountains has told us it expects to replace or modify the existing credit facility to remove us as a co-borrower and co-guarantor. It also expects that the modified credit facility will limit our ability to incur new debt and issue certain types of preference shares. However, we cannot assure you that either of these changes will take place.

        During 2006, Folksamerica Holdings repaid a $7 million loan from Dowling and Partners Connecticut Fund III, LP.

Acquisitions and Dispositions

        During 2006, Folksamerica purchased 100% of the common stock of MSC for $34 million in cash and sold Sirius America to an investor group led by Lightyear Capital for $139 million in cash.

        During 2006, Sirius sold its common stock investment in Symetra to White Mountains for its carrying value of $249 million.

Other Liquidity and Capital Resource Activities

        During 2006, we received cash dividends on our investments in Symetra common stock and warrants of $16 million and $9 million, respectively, and we redeemed our investment in Financial Security Assurance Holdings Ltd. for proceeds of $57 million.

        During 2006, we made payments totaling $14 million to participants in our long-term incentive compensation plans. These payments were made based on payout levels ranging from 142% to 144% of target.

For the year ended December 31, 2005

Financing and Other Capital Activities

        During 2005, we declared and paid dividends of $98 million to White Mountains and we received a capital contribution in the amount of $250 million from White Mountains which we contributed to Folksamerica.

Acquisitions and Dispositions

        During 2005, we sold California Indemnity Insurance Company, a licensed inactive insurance company acquired by us in an earlier transaction, to a third party for a total of $20 million, $19 million of which was paid in cash.

Other Liquidity and Capital Resource Activities

        During 2005 we made payments totaling $19 million to participants in our long-term incentive compensation plans. These payments were made based on payout levels ranging from 160% to 200% of target.

For the year ended December 31, 2004

Financing and Other Capital Activities

        During 2004, we declared and paid dividends of $16 million to White Mountains and we repaid a $25 million note that was issued as part of the financing of our 2001 acquisition of C-F Insurance Company.

        During 2004, notes payable by us to subsidiaries of White Mountains in the amount of $273 million, inclusive of accrued and unpaid interest, were contributed to us, effectively extinguishing them.

Acquisitions and Dispositions

        During 2004 we acquired Sirius for $428 million, Tryg-Baltica for $58 million, and the Sierra Group for $14 million in cash and a $62 million contingent note.

        During 2004, Sirius purchased a 19% common stock interest in Symetra for $195 million. As part of the transaction, we received warrants providing for a fully converted ownership interest of 24%.

Other Liquidity and Capital Resource Activities

        During 2004 we made payments totaling $7 million to participants in our long-term incentive compensation plans. These payments were made based on payout levels ranging from 93% to 176% of target.

Quantitative and Qualitative Information About Market Risk

        Our consolidated balance sheet includes a substantial amount of assets and liabilities whose fair values are subject to market risk. The term market risk refers to the risk of loss arising from adverse changes in interest rates and other relevant market rates and prices. Due to our sizeable balances of interest rate sensitive instruments, market risk can have a significant effect on our consolidated financial position.

Interest Rate Risk

        Fixed Maturity Portfolio.    In connection with our consolidated reinsurance subsidiaries, we invest in interest rate sensitive securities, primarily debt securities. Our strategy is to purchase fixed maturity investments that are attractively priced in relation to perceived credit risks. Our fixed maturity investments are held as available for sale in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), whereby these investments are carried at fair value on the balance sheet with net unrealized gains or losses reported net of tax in a separate component of common shareholder's equity. We generally manage our interest rate risk associated with our portfolio of fixed maturity investments by monitoring the average duration of the portfolio, which allows us to achieve an adequate yield without subjecting the portfolio to an unreasonable level of interest rate risk. Our fixed maturity portfolio is comprised of primarily investment grade (e.g., those receiving an investment grade rating from Standard & Poor's or Moody's) U.S. government and agency securities, foreign government securities, asset-backed securities, corporate securities and municipal obligations.

        Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of fixed maturity investments, respectively. Additionally, fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other general market conditions.

        The table below summarizes the estimated effects of hypothetical increases and decreases in market interest rates on our fixed maturity investments:

	Fair Value at December 31, 2006	Assumed Change in Relevant Interest Rate	Estimated Fair Value After Change in Interest Rate	After-Tax Increase (Decrease) in Carrying Value
	($ in millions)
Fixed maturity investments	$3,743.7	100 bp decrease	$3,809.7	$44.6
		50 bp decrease	3,779.0	23.9
		50 bp increase	3,711.2	(22.0)
		100 bp increase	3,675.7	(46.1)

        Long-Term Obligations.    As of March 31, 2007, our interest and dividend bearing long-term obligations consisted solely of the 2017 Notes and the Sierra Group Note, all of which have fixed interest rates. As a result, our exposure to interest rate risk resulting from variable interest rate obligations is insignificant.

        On March 19, 2007, we issued $400 million aggregate principal amount of 6.375% senior notes due 2017 through an offering exempt from the registration requirements of the Securities Act of 1933. We will pay interest on the 2017 Notes semi-annually on each March 20th and September 20th, commencing on September 20th, 2007. The 2017 Notes will mature on March 20, 2017. In anticipation of the issuance of the 2017 Notes, we entered into an interest rate lock agreement to hedge our interest rate exposure. We recorded a $2 million loss in accumulated other comprehensive income for the interest rate lock agreement, which is being amortized into interest expense over the life of the 2017 Notes. We incurred $4 million in expenses related to the issuance of the 2017 Notes (including the $3 million underwriting discount), which have been deferred and are being recognized into interest expense over the life of the 2017 Notes.

        The Sierra Group Note was issued on March 31, 2004 in conjunction with our acquisition of the Sierra Group. The original face value of the note was $62 million, but that amount has been reduced to $27 million at March 31, 2007 under the terms of the note. Interest accrues on the unpaid balance at a rate of 4.0% per annum, compounded quarterly, and is payable at its maturity. The note will mature on December 31, 2009. Because of the contingent nature of principal and interest payments on this note, and its relatively short maturity, we estimate that the fair value of the Sierra Group Note approximates its carrying value.

Equity Price Risk

        The carrying values of our common equity securities and our other investments are based on quoted market prices or management's estimates of fair value (which is based, in part, on quoted market prices) as of the balance sheet date. Market prices of common equity securities, in general, are subject to fluctuations which could cause the amount to be realized upon sale or exercise of the instruments to differ significantly from the current reported value. The fluctuations may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments, general market conditions and supply and demand imbalances for a particular security.

Foreign Currency Risk

        Our foreign assets and liabilities are valued using period-end exchange rates and our foreign revenues and expenses are valued using average exchange rates. Foreign currency exchange rate risk is the risk that we will incur losses on a U.S. dollar basis due to adverse changes in foreign currency exchange rates.

        The functional currency of Sirius is the Swedish Krona. Assuming a hypothetical 10% increase or decrease in the rate of exchange from the Swedish Krona to the U.S. dollar as of December 31, 2006, the carrying value of our net assets denominated in Swedish Kronor would have respectively decreased or increased by approximately $58 million. At March 31, 2007, we had $1.1 billion, or 21%, of our invested assets denominated in non-U.S. currencies, primarily the Swedish Krona, at $624 million or 12% of investments, and the Euro, at $242 million or 5% of investments.

        Our functional currency is the U.S. dollar. However, because we write a portion of our business and receive premiums in currencies other than U.S. dollars and may maintain a portion of our investment portfolio in investments denominated in currencies other than U.S. dollars, we may experience foreign exchange losses to the extent our foreign currency exposure is not fully hedged, which could adversely affect our statement of operations and financial condition.

        The majority of our foreign denominated investment assets are held to match insurance liabilities denominated in the same currency as required by Swedish law. As a result, foreign exchange gains or losses on the investment portfolio are generally offset by an opposite economic impact to the insurance liabilities.

Weather Derivative Risk

        Galileo sells weather risk management products, including weather derivatives, designed to assist corporate and governmental customers, primarily energy companies, utilities and construction companies, in managing their economic exposure to variations in weather conditions. Weather derivatives, which can be structured as either swaps or options, are typically purchased by corporations and governments exposed to volatility in earnings due to variable weather. Weather derivatives are products with financial settlements linked to an underlying index that measures a quantifiable weather element such as temperature, precipitation, snowfall and windspeed, typically over the course of a summer or winter season. Galileo manages its exposure to weather and market risks based on guidelines established by senior management. Galileo manages its weather portfolio through the employment of a variety of strategies, including geographical diversification of risk exposures and economic hedging within the over-the-counter and exchange traded derivative markets. Additionally, Galileo economically hedges its risk exposure by buying and selling similar weather risk contracts with different counterparties. For example, Galileo may sell an option to protect a customer if it becomes too cold in a certain location and then purchase an option from another counterparty that pays Galileo if it becomes too cold in that same location. Galileo also diversifies its risk exposure by entering into contracts that protect different clients with opposite exposures to the same quantifiable weather element. For example, Galileo may sell an option to protect a customer if it becomes too cold in a certain location and then sell another option that protects a different customer if it becomes too warm in that same location. Risk management is undertaken on a product portfolio-wide basis, to maintain a portfolio that Galileo believes is well diversified and that remains within the aggregate risk tolerance established by senior management.

        Galileo uses value-at-risk ("VaR") analysis to monitor the risks associated with its weather derivative contracts. VaR is a tool that measures the potential loss that could occur over a defined period of time, calculated at a given statistical confidence level. Galileo's portfolio VaR analyses are calculated using a Monte Carlo simulation model that uses historical weather data, actual weather data since each contract's inception, forecasted weather conditions and prevailing market rates as inputs. Galileo performs a VaR analysis for each of its portfolios using both a seasonal and 20-day holding period. The average, low and high of amounts produced by Galileo's 20-day VaR analyses performed during the period ended March 31, 2007, calculated at a 99% confidence level, were approximately $6 million, $1 million, and $9 million, respectively.

Variable Annuity Guarantee Risk

        Sirius entered into an agreement to reinsure death and living benefit guarantees associated with certain variable annuities issued in Japan, commencing September 1, 2006. Under the reinsurance agreement, Sirius assumes the risk related to any potential shortfall between the account value and the guaranteed value that must be paid by the ceding company to an annuitant or to an annuitant's beneficiary in accordance with the underlying annuity contracts. Generally, the liabilities associated with these guarantees increase with declines in the global equity markets, interest rates and currencies against the Japanese Yen, as well as with increases in market volatilities. The liability is also affected by annuitant-related actuarial assumptions, including surrender and mortality rates. At March 31, 2007, the total liability for the reinsured variable annuity guarantees was $14 million.

        Sirius has retroceded the business to White Mountains Life Reinsurance (Bermuda) Ltd. ("WMLR"), a wholly owned subsidiary of White Mountains. WMLR purchases derivative instruments, including futures and over-the counter option contracts on interest rates, major equity indices, and foreign currencies, to mitigate the risks associated with changes in the fair value of the reinsured variable annuity guarantees.

Effects of Inflation

        We do not believe that inflation has had a material effect on our consolidated results of operations, except insofar as inflation may affect interest rates. The potential exists, after a catastrophic event loss, for the development of inflationary pressures in a local economy. The anticipated effects on us are considered in our catastrophic event loss models. The effects of inflation are also considered in pricing and in estimating reserves for unpaid claims and claim expenses. The actual effects of inflation on our results cannot be accurately known until claims are ultimately settled.

Recently Issued Accounting Pronouncements

        In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 is an interpretation of Statement of Financial Accounting Standards Statement No. 109, "Accounting for Income Taxes". The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and requires additional disclosures. Under the new guidance, recognition is based upon whether or not a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more-likely-than-not recognition threshold, a company should presume the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We have adopted FIN 48, effective January 1, 2007. The adoption of FIN 48 did not have a material effect on our financial condition, results of operations or cash flows.

DESCRIPTION OF INDEBTEDNESS

        We summarize below the principal terms of the agreements that govern certain of our existing indebtedness. This summary is not a complete description of all of the terms of the agreements.

2017 Notes

        On March 19, 2007, we issued $400 million aggregate principal amount of our 6.375% senior notes due 2017 (the "2017 Notes"). We will pay interest on the 2017 Notes semi-annually on each March 20th and September 20th, commencing on September 20, 2007. The 2017 Notes will mature on March 20, 2017.

        We may redeem some or all of the 2017 Notes at any time and from time to time prior to their maturing at a specified premium, equal to the greater of (1) 100% of the principal amount of the 2017 Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the 2017 Notes, discounted to the date of redemption by the interest rate for the comparable Treasury security plus 35 basis points, plus, in each case, any accrued interest to the date of redemption.

        The terms of the 2017 Notes place certain limitations on our ability and the ability of our subsidiaries to, among other things, create liens, sell assets, consolidate or merge with or into other companies, subject to certain exceptions and qualifications.

Senior Credit Facility

        We are party to a credit agreement dated November 14, 2006 among us and White Mountains Insurance Group, Ltd. as borrowers, the lenders named therein, Bank of America, N.A., as administrative agent, Lehman Brothers, Inc., as syndication agent and JPMorgan Chase Bank, N.A., the Bank of New York, the Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch and Deutsche Bank A.G., New York Branch as co-documentation agents. Pursuant to this agreement, a syndicate of banks and other financial institutions provide us and White Mountains, each as co-borrower and co-guarantor, with a revolving senior credit facility of up to $304 million. The facility has a sub-limit of $100 million for letters of credit and a sub-limit of $50 million for swingline loans. The facility matures on November 11, 2011. There currently are no outstanding borrowings under the credit facility. White Mountains has told us it expects to replace or modify the existing credit facility to remove us as a co-borrower and co-guarantor. It also expects that the modified credit facility will limit our ability to incur new debt and issue certain types of preference shares. However, we cannot assure you that either of these changes will take place.

Sierra Group Note

        In connection with Folksamerica Holdings' acquisition of the Sierra Group in March 2004, Folksamerica Holdings entered into a $62 million purchase note, $58 million of which was to be adjusted over its approximate six-year term to reflect favorable or adverse loss reserve development on the acquired reserve portfolio and run-off of remaining policies in force. As of March 31, 2007, the note has been reduced by $35 million as a result of adverse development on the acquired reserves and run-off of unearned premiums and the remaining balance was $27 million.

INDEX TO HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Interim Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2006 and March 31, 2007	F-2
Consolidated Statements of Income and Comprehensive Income for the three months ended March 31, 2006 and 2007	F-3
Consolidated Statements of Shareholder's Equity for the three months ended March 31, 2006 and 2007	F-4
Consolidated Statements of Cash Flows for the three months ended March 31, 2006 and 2007	F-5
Notes to the Unaudited Interim Consolidated Financial Statements	F-6

White Mountains Re Group, Ltd.
(a wholly-owned subsidiary of White Mountains Insurance Group, Ltd.)

Consolidated Balance Sheets

As of December 31, 2006 and March 31, 2007
($ in millions, except share amounts)

	December 31, 2006	March 31, 2007
		(unaudited)
ASSETS
Fixed maturity investments, at fair value (amortized cost $3,693.9 and $3,573.4)	$3,743.7	$3,624.6
Equity securities, at fair value (cost $357.0 and $386.4)	407.3	438.7
Other long term investments, at fair value (cost $178.8 and $183.2)	188.3	194.2
Short-term investments, at amortized cost (which approximates fair value)	809.1	887.3

Total investments	5,148.4	5,144.8
Cash	56.1	60.7
Reinsurance recoverable on unpaid losses	1,142.5	1,022.1
Reinsurance recoverable on paid losses	126.6	111.1
Funds held by ceding companies	555.9	562.3
Securities lending collateral	121.0	132.4
Reinsurance premiums receivable	317.6	410.5
Investment in unconsolidated affiliate—Symetra	54.0	—
Prepaid reinsurance premiums	48.8	79.0
Deferred acquisition costs	143.0	164.1
Deferred U.S. tax asset, net	146.2	196.4
Investment income accrued	48.6	48.0
Amount receivable on unsettled investment sales	1.8	10.8
Other assets	100.3	114.3

Total assets	$8,010.8	$8,056.5

LIABILITIES, MINORITY INTEREST, AND SHAREHOLDER'S EQUITY
Loss and loss adjustment expense reserves	$3,832.3	$3,752.9
Reserves for structured contracts	147.1	142.6
Unearned premiums	570.8	739.6
Securities lending payable	121.0	132.4
Debt	27.2	426.1
Deferred foreign tax liability, net	312.9	366.7
Deferred gain on reinsurance ceded	31.7	30.1
Ceded reinsurance payable	62.1	51.3
Funds held under reinsurance treaties	122.3	111.1
Amount payable on unsettled investment purchases	46.1	13.2
Other liabilities	239.6	216.9

Total liabilities	5,513.1	5,982.9

Minority interest—Prospector Offshore Fund (Bermuda), Ltd.	119.1	84.3

Shareholder's Equity
Common shares, $1 par value; authorized: 12,000 shares; issued and outstanding, 12,000 shares	0.1	0.1
Paid-in capital	1,744.5	1,744.5
Retained earnings	587.1	193.6
Accumulated other comprehensive income, after-tax	46.9	51.1

Total shareholder's equity	2,378.6	1,989.3

Total liabilities, minority interest, and shareholder's equity	$8,010.8	$8,056.5

See accompanying notes to the consolidated financial statements, including
Note 11 for Commitments and Contingencies.

White Mountains Re Group, Ltd.
(a wholly-owned subsidiary of White Mountains Insurance Group, Ltd.)

Consolidated Statements of Income and Comprehensive Income—(Unaudited)

For the Three Months Ended March 31, 2006 and 2007
($ in millions)

	Three Months Ended March 31,
	2006	2007
REVENUES
Gross premiums written	$647.5	$671.7

Net premiums written	$489.8	$576.3

Net earned premiums	$376.8	$440.4
Net investment income	43.0	51.5
Net realized investment gains	4.5	20.9
Other income (expense), net	4.4	(3.6)

TOTAL REVENUES	428.7	509.2
EXPENSES
Loss and loss adjustment expenses	216.9	291.2
Policy acquisition expenses	93.2	112.2
Other underwriting expenses	20.4	31.2
General and administrative expenses	5.3	6.6
Accretion of fair value adjustment to loss and loss adjustment expense reserves	(0.6)	1.1
Interest expense on debt	0.5	1.2

TOTAL EXPENSES	335.7	443.5

Pre-tax income	93.0	65.7
Income tax expense	17.2	13.7

INCOME BEFORE MINORITY INTEREST AND EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATE	75.8	52.0
Minority interest—Prospector Offshore Fund (Bermuda), Ltd.	(2.5)	(2.2)
Equity in earnings of unconsolidated affiliate—Symetra	6.8	—

NET INCOME	$80.1	$49.8

Net change in unrealized (loss) from unconsolidated affiliate—Symetra	(55.0)	—
Net change in foreign currency translation	28.6	(2.6)
Net change in interest rate swap	—	(2.4)
Net change in unrealized gain for investments held	(7.3)	24.5
Recognition of net unrealized losses for investments sold	(8.8)	(15.3)

COMPREHENSIVE INCOME	$37.6	$54.0

See accompanying notes to the consolidated financial statements.

White Mountains Re Group, Ltd.
(a wholly-owned subsidiary of White Mountains Insurance Group, Ltd.)

Consolidated Statements of Shareholder's Equity—(Unaudited)

For the Three Months Ended March 31, 2006 and 2007
($ in millions)

	Total Shareholder's Equity	Common Shares and paid-in capital	Retained Earnings	Accumulated other comprehensive income, after-tax
BALANCES AT JANUARY 1, 2007:	$2,378.6	$1,744.6	$587.1	$46.9
Cumulative effect adjustment for FIN 48	2.7	—	2.7	—
Net income	49.8	—	49.8	—
Net change in unrealized investment gains	9.2	—	—	9.2
Net change in foreign currency translation	(2.6)	—	—	(2.6)
Net change in interest rate swap	(2.4)	—	—	(2.4)
Dividends	(446.0)	—	(446.0)	—

BALANCES AT MARCH 31, 2007:	$1,989.3	$1,744.6	$193.6	$51.1

	Total Shareholder's Equity	Common Shares and paid-in capital	Retained Earnings	Accumulated other comprehensive income, after-tax
BALANCES AT JANUARY 1, 2006:	$2,019.0	$1,638.5	$350.6	$29.9
Net income	80.1	—	80.1	—
Net change in unrealized investment losses	(71.1)	—	—	(71.1)
Net change in foreign currency translation	28.6	—	—	28.6
Cumulative effect adjustment for hybrid instruments	—	—	0.7	(0.7)
Dividends	(5.0)	—	(5.0)	—

BALANCES AT MARCH 31, 2006:	$2,051.6	$1,638.5	$426.4	$(13.3)

See accompanying notes to the consolidated financial statements.

White Mountains Re Group, Ltd.
(a wholly-owned subsidiary of White Mountains Insurance Group, Ltd.)

Consolidated Statements of Cash Flows—(Unaudited)

For the Three Months Ended March 31, 2006 and 2007
($ in millions)

	Three Months Ended March 31,
	2006	2007
CASH FLOWS FROM OPERATIONS:
Net income	$80.1	$49.8
Adjustments to reconcile net income to net cash provided by operations:
Undistributed equity in earnings of unconsolidated affiliate—Symetra	(6.8)	—
Reinsurance balances and funds held, net	(85.1)	(128.3)
Reinsurance recoverable on paid and unpaid losses	28.1	127.9
Deferred acquisition costs	(17.8)	(22.5)
Loss and loss adjustment expense reserves	(90.8)	(59.2)
Reserves for structured contracts	(1.9)	(4.4)
Unearned premiums, net	113.2	143.8
Net realized gains on investments	(4.5)	(20.9)
Current and deferred income taxes	29.5	(5.4)
Other, net	(15.2)	(9.6)

NET CASH PROVIDED BY OPERATIONS	28.8	71.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Fixed maturity investments:
Purchases	(512.7)	(674.8)
Maturities/Calls	50.5	118.2
Sales	458.5	682.2
Purchases of equity securities	(16.1)	(59.1)
Sales of equity securities	13.8	35.8
Net change in other long-term investments	7.0	(34.2)
Net change in short-term investments	(38.4)	(92.4)
Net change in unsettled investment purchases and sales	(0.9)	(42.0)
Other, net	1.2	0.3

NET CASH USED IN INVESTING ACTIVITIES	(37.1)	(66.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividend paid to parent	(5.0)	(392.0)
Net proceeds from issuance of senior notes	—	394.4
Settlement of interest rate contract	—	(2.4)
Payment of external debt	0.2	—

NET CASH USED IN FINANCING ACTIVITIES	(4.8)	(0.0)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1.8	(0.6)

NET (DECREASE) INCREASE IN CASH DURING THE PERIOD	(11.3)	4.6
CASH, BEGINNING OF PERIOD	117.6	56.1

CASH, END OF PERIOD	$106.3	$60.7

SUPPLEMENTAL CASH FLOW INFORMATION NON-CASH FINANCING ACTIVITIES:
Dividend of certain investments to parent	$—	$(54.0)

Net US income tax recoveries (payments)	$17.5	$(10.6)

Net Non-US income tax (payments)	$(13.9)	$(10.6)

Interest paid	$0.1	$—

See accompanying notes to the consolidated financial statements.

White Mountains Re Group, Ltd.
(a wholly owned subsidiary of White Mountains Insurance Group, Ltd.)

Notes to the Consolidated Financial Statements (Unaudited)

NOTE 1. Organization

        White Mountains Re Group, Ltd. (the "Company" or "White Mountains Re") is a Bermuda domiciled holding company that provides reinsurance on a worldwide basis through its wholly-owned subsidiaries. The Company is a wholly-owned subsidiary of White Mountains Insurance Group, Ltd. ("White Mountains" or the "Parent"). White Mountains shares are listed on the New York Stock Exchange. White Mountains formed the Company during 2004 by combining the operations of Folksamerica Holding Company Inc ("Folksamerica Holdings") and its wholly-owned subsidiary, Folksamerica Reinsurance Company ("FRC"), along with Fund American Reinsurance Company, Ltd. ("Fund American Re"), and White Mountains Underwriting Limited and White Mountains Re Underwriting Services Ltd. (collectively, "WMRUS") with Sirius Insurance Holdings Sweden AB and its subsidiaries (the "Sirius Group") to form a global multi-line reinsurer.

        FRC is domiciled in the state of New York and mainly underwrites property, liability and accident and health reinsurance primarily in the United States of America, Canada, Continental Europe, Latin America, the Caribbean and Japan. Virtually all assumed reinsurance is obtained through reinsurance intermediaries. Sirius America Insurance Company ("Sirius America") was a wholly-owned subsidiary of FRC through August 3, 2006 and was acquired in 2004 in connection with the acquisition of the Sirius Group. Sirius America is a property and casualty insurance company domiciled in the state of Delaware which is licensed to write direct insurance business through general agents and managing general agents in the United States of America. Stockbridge Insurance Company ("Stockbridge") is a wholly-owned subsidiary of FRC. Stockbridge is a Minnesota domiciled run-off insurance company that was acquired on December 22, 2006 by FRC. Commercial Casualty Insurance Company ("CCIC") is a wholly-owned subsidiary of Folksamerica Holdings. CCIC is a California domiciled insurance company that was acquired in 2004 and subsequently placed into voluntary run-off.

        Sirius International Insurance Corporation ("Sirius International"), a wholly-owned subsidiary of Sirius Insurance Holdings Sweden AB, is domiciled in Sweden with branch offices in Stockholm; London, United Kingdom; Zurich, Switzerland; Singapore; Liege, Belgium; and Hamburg, Germany. Sirius International provides property, liability, aviation, accident and health reinsurance throughout Scandinavia, Europe and Asia. Scandinavian Reinsurance Company, Ltd. ("Scandinavian Re") and Fund American Re are wholly-owned subsidiaries of Sirius International. Scandinavian Re and Fund American Re are both multi-line reinsurance companies that are domiciled in Bermuda. Scandinavian Re has been in run-off since 2002.

        WMRUS is a reinsurance advisory company specializing primarily in property and other short-tailed lines of reinsurance.

NOTE 2. Summary of Significant Accounting Policies

        The Company's interim consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America ("US GAAP"). The following is a description of the significant accounting policies and practices employed by the Company.

Basis of Consolidation

        The interim consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and variable interest entities. All significant intercompany transactions have been eliminated in consolidation. The interim consolidated financial statements include all adjustments considered necessary by management to fairly present the Company's financial position, its results of operations and its cash flows and are of normal recurring nature. These interim consolidated financial statements may not be indicative of financial results for the full year and should be read in conjunction with the Company's 2006 year-end statements. Refer to the Company's 2006 year-end statements for a complete discussion regarding the Company's significant accounting policies.

Estimates

        The preparation of interim consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Convertible bonds

        The Company owns convertible bonds. The equity conversion option is considered an embedded derivative. Prior to January 1, 2006, in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), the Company bifurcated all equity option derivatives that were embedded in its convertible bonds. The original host instruments were reported, at fair value, in fixed maturity investments and the embedded derivatives were reported, at fair value, in other investments. Changes in the fair values of the equity options were included in net realized investment gains. Effective January 1, 2006, the Company adopted SFAS No. 155, "Accounting for Certain Hybrid Instruments, an amendment to Statement Nos. 133 and 140" ("SFAS 155"). SFAS 155 eliminated the requirement to bifurcate financial instruments with embedded derivatives if the holder of the instrument elects to account for the entire instrument on a fair value basis with changes in fair value of the entire instrument recorded through income as realized investment gain or loss. Upon adoption of SFAS 155, the Company recorded an adjustment of $0.7 million to reclassify net unrealized gains on investments to opening retained earnings to reflect the cumulative effect of adoption. The fair value of convertible bonds at March 31, 2007 was $62.7 million and was included in fixed maturity investments.

Investment in unconsolidated affiliate—Symetra

        The Company's investment in unconsolidated affiliate—Symetra represents an operating investment in Symetra in which the Company has a significant voting and economic interest but does not control the entity. The Company accounts for its investment in unconsolidated affiliate under the equity method of accounting as prescribed by Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock" ("APB 18") (see Note 9).

Derivatives—Variable Annuity Reinsurance

        In August 2006, the Company entered into an agreement to reinsure death and living benefit guarantees associated with certain variable annuities in Japan. The accounting for benefit guarantees differs depending on whether or not the guarantee is classified as a derivative or an insurance liability.

        Guaranteed minimum accumulation benefits ("GMABs") are paid to an annuitant for any shortfall between accumulated account value at the end of the accumulation period and the annuitant's total deposit, less any withdrawal payments made to the annuitant during the accumulation period. GMABs meet the definition of a derivative for accounting purposes and are accounted for under SFAS 133. Therefore, GMABs are carried at fair value, with changes thereon recognized in income in the period of the change. The liability for the reinsured GMAB contracts has been determined using internal valuation models that use assumptions for interest rates, equity markets, foreign exchange rates and market volatilities at the valuation date, as well as annuitant-related actuarial assumptions, including surrender and mortality rates.

        If an annuitant dies during the accumulation period of an annuity contract, guaranteed minimum death benefits ("GMDBs") are paid to the annuitant's beneficiary for shortfalls between accumulated account value at the time of an annuitant's death and the annuitant's total deposit, less any living benefit payments or withdrawal payments previously made to the annuitant. GMDBs are accounted for as life insurance liabilities in accordance with Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" (the "SOP"). The life insurance liability for the reinsured GMDB contracts has been calculated based on investment returns, mortality, surrender rates and other assumptions. The life insurance liability as of March 31, 2007 was $0.2 million.

        The valuation of these liabilities involve significant judgment and is subject to change based upon changes in capital market assumptions and emerging surrender and mortality experience of the underlying contracts in force.

        Concurrent with the agreement to reinsure death and living benefit guarantees associated with certain variable annuities in Japan, the Company entered into an agreement with White Mountains Life Reinsurance (Bermuda) Ltd. ("WM Life Re"), a subsidiary of White Mountains, whereby 100% of the liability of the Company is retroceded to WM Life Re. As a result, a receivable from WM Life Re in the amount of $13.9 million is recorded in other assets and a liability in regards to the variable annuities in Japan of $13.9 million is recorded in other liabilities on the Company's March 31, 2007 interim consolidated balance sheet.

Variable Interest Entities

        Variable interest entities ("VIEs") are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE is present when an entity has a variable interest, or a combination of variable interests, that will absorb a majority of the VIE's expected losses, receive a majority of the VIE's expected residual returns, or both. The entity with a controlling financial interest is the primary beneficiary and consolidates the VIE.

        In accordance with the Financial Accounting Standards Board ("FASB") Interpretation No. 46-R, "Consolidation of Variable Interest Entities", the Company consolidates VIEs for which it is the primary beneficiary. The Company determines whether or not it is the primary beneficiary of a VIE by first performing a qualitative analysis of the VIE that includes a review of, among other factors, its capital structure, contractual terms, which interest creates or absorbs variability, related party relationships and the design of the VIE. Where qualitative analysis is not conclusive, the Company performs a quantitative analysis to calculate whether the Company's financial interest in the VIE is large enough to absorb a majority of the VIE's expected losses, receive a majority of the VIE's expected returns, or both (see Note 7).

Minority Interest—Prospector Offshore Fund (Bermuda), Ltd.

        Minority interest consists of the ownership interests of noncontrolling shareholders in a consolidated limited partnership, and are presented separately on the consolidated balance sheets. The portion of income attributable to minority interest is presented in the consolidated statements of income and comprehensive income (see Note 7).

NOTE 3. Recently Adopted Changes in Accounting Principles

Accounting for Uncertainty in Income Taxes

        While the Company is subject to taxation in several jurisdictions, the majority of the Company's subsidiaries file a consolidated tax return in the United States of America with separate company returns filed in Sweden. Income earned or losses generated by companies outside the United States of America are generally subject to an overall effective tax rate lower than that imposed by the United States of America.

        On January 1, 2007 ("Date of Adoption") the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 prescribes when the benefit of a given tax position should be recognized and how it should be measured. Under the new guidance, recognition is based upon whether or not a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more-likely-than-not recognition threshold, the Company must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement.

        FIN 48 also addresses how interest and penalties should be accrued for uncertain tax positions, requiring that interest expense should be recognized in the first period interest would be accrued under the tax law. The Company classifies all interest and penalties on unrecognized tax benefits as part of income tax expense. At the Date of Adoption, the Company had accrued interest and penalties of $0.3 million, net of federal benefit. In connection with the adoption of FIN 48, the Company has recognized a $2.7 million decrease in the liability for unrecognized tax benefits, primarily as a result of the required change in the process of estimating the ultimate tax liabilities and related interest expense. The effect of adoption has been recorded as an adjustment to opening retained earnings.

        At the Date of Adoption, the Company had $15.8 million of unrecognized tax benefits. If recognized, $9.7 million would increase net income. Because of the impact of deferred tax accounting, exposure for certain temporary differences would not affect the effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. Interest expense only is accrued on these liabilities. There have been no significant changes to these balances since the Date of Adoption.

        With few exceptions, the Company is no longer subject either to U.S. federal or state income tax examinations for years before 2003 or to income tax examinations by non-U.S. tax authorities for years before 2001. The Internal Revenue Service (IRS) commenced an examination of the Company's U.S.

income tax returns for 2003 through 2004 in the second quarter of 2006 that is anticipated to be completed by the end of 2008. As of March 31, 2007 the IRS has not proposed any significant adjustments to taxable income. The Company does not expect to receive any adjustments that would result in a material change to its financial position.

        The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next twelve months.

Recent Accounting Pronouncements

Fair Value Measurements:

        In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("FAS 157"). The Statement provides a revised definition of fair value and guidance on the methods used to measure fair value. The Statement also expands financial statement disclosure requirements for fair value information. The Statement establishes a fair value hierarchy that distinguishes between assumptions based on market data from independent sources ("observable inputs") and a reporting entity's internal assumptions based upon the best information available when external market data is limited or unavailable ("unobservable inputs"). The fair value hierarchy in FAS 157 prioritizes inputs within three levels. Quoted prices in active markets have the highest priority (Level 1) followed by observable inputs other than quoted prices (Level 2) and unobservable inputs having the lowest priority (Level 3). The guidance in FAS 157 is applicable to derivatives as well as other financial instruments measured at fair value and nullifies the guidance in EITF 02-3, FAS 133 and FAS 155 that provided for the deferral of gains at the date of initial measurement. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, with earlier application allowed for entities that have not issued financial statements in the fiscal year of adoption. The Company has not yet determined the effect of adoption on its financial condition, results of operations or cash flows.

Fair Value Option:

        In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("FAS 159"). The Statement allows companies to make an election, on an individual instrument basis, to report financial assets and liabilities at fair value. The election must be made at the inception of a transaction and may not be reversed. The election may also be made for existing financial assets and liabilities at the time of adoption. Unrealized gains and losses on assets or liabilities for which the fair value option has been elected are to be reported in earnings. The Statement requires additional disclosures for instruments for which the election has been made, including a description of management's reasons for making the election. The Statement is effective as of fiscal years beginning after November 15, 2007 and is to be adopted prospectively and concurrent with the adoption of FAS 157. The Company has not yet determined the effect of adoption on its financial condition, results of operations or cash flows.

NOTE 4. Investments

        The cost or amortized cost and carrying values of investments in fixed maturity investments, other long-term investments, and equity securities at December 31, 2006 and March 31, 2007, were as follows (in millions):

December 31, 2006	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Net Unrealized Foreign Currency Gain (Losses)	Carrying Values
Fixed maturities:
US Government obligations	$734.2	$2.9	$(7.3)	$—	$729.8
Corporate securities	943.7	2.0	(14.5)	14.7	945.9
Municipal obligations	6.1	—	(0.1)	—	6.0
Asset-backed securities	1,357.0	1.4	(3.6)	2.3	1,357.1
Convertible bonds	49.8	—	—	—	49.8
Foreign government obligations	602.5	2.2	(5.5)	55.3	654.5
Preferred stocks	0.6	—	—	—	0.6

Total fixed maturity investments	$3,693.9	$8.5	$(31.0)	$72.3	$3,743.7

Other long-term investments:
Limited Partnerships	$140.2	$11.0	$—	$(1.5)	$149.7
Prospector Partners Fund, L.P.	38.6	—	—	—	38.6

Total other long-term investments	$178.8	$11.0	$—	$(1.5)	$188.3

Equity securities	$357.0	$45.9	$(0.4)	$4.8	$407.3

March 31, 2007	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Net Unrealized Foreign Currency Gain (Losses)	Carrying Values
Fixed maturities:
US Government obligations	$621.7	$4.1	$(5.5)	$—	$620.3
Corporate securities	968.4	3.1	(10.4)	7.6	968.7
Municipal obligations	2.5	—	—	—	2.5
Asset-backed securities	1,291.5	2.6	(2.1)	3.1	1,295.1
Convertible bonds	62.7	—	—	—	62.7
Foreign government obligations	623.4	1.7	(5.6)	52.6	672.1
Preferred stocks	3.2	—	—	—	3.2

Total fixed maturity investments	$3,573.4	$11.5	$(23.6)	$63.3	$3,624.6

Other long-term investments:
Limited Partnerships	$143.4	$11.8	$—	$(0.8)	$154.4
Prospector Partners Fund, L.P.	39.8	—	—	—	39.8

Total other long-term investments	$183.2	$11.8	$—	$(0.8)	$194.2

Equity securities	$386.4	$48.0	$(1.0)	$5.3	$438.7

Impairment

        The Company's portfolio of fixed maturity investments is comprised primarily of investment grade corporate debt securities, U.S. government and agency securities and mortgage-backed securities and is classified as available for sale. At March 31, 2007, over 98% of the Company's fixed maturity investments were rated as investment grade by Standard & Poor's or by Moody's Investors Service if a given security was unrated by Standard & Poor's. The Company expects to continue to invest primarily in high quality, fixed maturity investments. Nearly all the fixed maturity investments currently held by the Company are publicly traded, and as such are considered to be liquid.

        Temporary losses on investment securities are recorded as unrealized losses. Temporary losses do not impact net income but serve to reduce comprehensive income and shareholder's equity. Unrealized losses subsequently identified as other-than-temporary impairments are recorded as realized losses. Other-than-temporary impairments previously recorded as unrealized losses do not impact comprehensive income and shareholder's equity but serve to reduce net income.

        The Company's methodology of assessing other-than-temporary impairments is based on security-specific facts and circumstances as of the balance sheet date. As a result, subsequent adverse changes in an issuer's credit quality or subsequent weakening of market conditions that differ from expectations could result in additional other-than-temporary impairments. In addition, the sale of a fixed maturity security with a previously recorded unrealized loss would result in a realized loss. Either of these situations would adversely impact income but would not impact comprehensive income or shareholder's equity.

        The following table presents an analysis of the continuous periods during which the Company has held investment positions, which were carried at an unrealized loss as of March 31, 2007 (excluding short-term investments), (in millions):

March 31, 2007	0-6 Months	6-12 Months	>12 Months	Total
Fixed maturity investments:
Number of positions	117	33	175	325
Market value	$553.6	$309.8	$1,175.1	$2,038.5
Amortized cost	556.0	311.7	1,194.4	2,062.1

Unrealized loss	$(2.4)	$(1.9)	$(19.3)	$(23.6)

Equity securities:
Number of positions	68	—	3	71
Market value	$35.2	$—	$1.1	$36.3
Amortized cost	36.2	—	1.1	37.3

Unrealized loss	$(1.0)	$—	$—	$(1.0)

Other long-term investments:
Number of positions	1	—	—	1
Market value	$0.5	$—	$—	$0.5
Amortized cost	0.5	—	—	0.5

Unrealized loss	$—	$—	$—	$—

Total:
Number of positions	186	33	178	397
Market value	$589.3	$309.8	$1,176.2	$2,075.3
Amortized cost	592.7	311.7	1,195.5	2,099.9

Unrealized loss	$(3.4)	$(1.9)	$(19.3)	$(24.6)

        For the three months ended March 31, 2006 and 2007, the Company recorded $0.0 million and $0.7 million of pre-tax other-than-temporary impairment charges, all related to equity securities. The Company recorded the other-than-temporary impairments because the unrealized loss position on these securities, over the six-month period ended March 31, 2007 was greater than 20% of the Company's cost, and also because certain factors have been reported by those companies that affect the likelihood that the Company will recover the original cost of its investment.

        The Company believes that the gross unrealized losses relating to its fixed maturity investments at March 31, 2007, resulted primarily from increases in market interest rates from the dates that certain investments within that portfolio were acquired as opposed to fundamental changes in the credit quality of the issuers of such securities. The Company views these decreases in value as being temporary because it has the intent and ability to retain such investments until recovery. However, should the Company determine that it no longer has the intent and ability to hold a fixed maturity investment that has an existing unrealized loss resulting from an increase in market interest rates until it recovers, this loss would be realized through the consolidated statements of income and comprehensive income at the time that such determination is made. The Company also believes that the gross unrealized losses recorded on its equity securities and its other investments at March 31, 2007 resulted primarily from decreases in quoted market values from the dates that certain investments securities within that portfolio were acquired as opposed to fundamental changes in the issuer's financial performance and near-term financial prospects. Therefore, these decreases are also viewed as being temporary. However, due to the inherent risk involved in investing in the equity markets, it is possible that the decrease in market value of these investments may ultimately prove to be other-than-temporary.

        As of December 31, 2006 and March 31, 2007, the Company reported $1.8 million and $10.8 million in accounts receivable, and $46.1 million and $13.2 million in accounts payable on unsettled trades, respectively.

        Investments carried at approximately $341.0 million and $339.5 million as of December 31, 2006 and March 31, 2007 were on deposit with state and foreign regulatory authorities to comply with regulatory requirements. At December 31, 2006 and March 31, 2007, the Company had fixed maturity securities with a market value of $66.8 million and $44.9 million pledged to financial institutions as collateral for letter of credit obligations. Additionally, as of December 31, 2006 and March 31, 2007, the Company had investments of $333.9 million and $328.3 million (of which $155.5 million and $149.2 million was for the benefit of Esurance Insurance Company ("Esurance"), a wholly-owned subsidiary of White Mountains) pledged in a trust for the beneficiaries of third parties under certain assumed reinsurance contracts.

        Net investment income is comprised primarily of interest income associated with the fixed maturity investments, dividend income from its equity investments, and interest income from its short-term investments. Net investment income consisted of the following (in millions):

	Three Months Ended March 31,
	2006	2007
Investment income:
Fixed maturity investments	$37.3	$43.0
Short-term investments	2.7	4.0
Equity securities	1.7	1.5
Montpelier warrants dividends	0.3	—
Interest on funds withheld and other	4.6	6.5

Total investment income	46.6	55.0
Less, investment expenses and other charges	(3.6)	(3.5)

Net investment income	$43.0	$51.5

        The composition of net realized investment gains for the three months ended March 31, 2006 and 2007 consisted of the following (in millions):

	Three Months Ended March 31,
	2006	2007
Fixed maturity investments	$(3.4)	$2.5
Equity securities	7.8	6.3
Montpelier warrants	(6.3)	—
Limited partnerships	12.2	12.1
Foreign exchange	(10.4)	—
Symetra warrants	4.6	—

Net realized investment gains	$4.5	$20.9

        Gross realized gains of $25.9 million and $23.1 million, and gross realized losses of $21.4 million and $2.2 million from these sales have been included in net realized investment gains in the consolidated statements of income and comprehensive income for the three months ended March 31, 2006 and 2007, respectively.

        The Company participates in a securities lending program whereby it loans investment securities to other institutions for short periods of time. The Company receives a fee from the borrower in return for the use of its assets and its policy is to require collateral equal to approximately 102% of the fair value of the loaned securities, which is held by a third party. All securities loaned can be redeemed on short notice. The total market value of the Company's securities on loan at March 31, 2007 was $130.4 million with corresponding collateral of $132.4 million.

NOTE 5. Loss and Loss Adjustment Expenses

        Activity in the liability for unpaid loss and loss adjustment expenses ("LAE") for the three months ended March 31, 2006 and 2007, is summarized as follows (in millions):

	Three Months Ended March 31,
	2006	2007
Gross beginning balance	$4,785.7	$3,832.3
Less: reinsurance recoverable on unpaid losses	(1,878.5)	(1,142.5)

Net loss and LAE reserve balance	2,907.2	2,689.8
Incurred net losses related to:
Current year losses	194.6	297.0
Prior years losses	22.3	(5.8)

Total net incurred losses and LAE	216.9	291.2
Accretion of fair value adjustment to loss and LAE reserves	(0.6)	1.1
Foreign currency translation adjustment to loss and LAE reserves	8.0	3.7
Net paid losses related to:
Current year losses	30.5	49.0
Prior years losses	189.8	206.0

Total loss and LAE paid	220.3	255.0
Net balance	2,911.2	2,730.8
Plus: reinsurance recoverable on unpaid losses	1,800.1	1,022.1

Gross ending balance	$4,711.3	$3,752.9

        During the three months ended March 31, 2006, the Company experienced $22.3 million of net unfavorable development on prior accident year loss reserves. The majority of the unfavorable development recorded resulted from the 2005 hurricanes, Katrina, Rita and Wilma. This unfavorable development was partially offset by favorable development resulting from Sirius International's 2005 underwriting year on its property lines not impacted by the hurricanes.

        During the three months ended March 31, 2007, the Company experienced $5.8 million of net favorable development on prior accident year loss reserves. The majority of the favorable development recorded resulted from Sirius International's three most recent underwriting years, and is indicative of the favorable terms and conditions that have existed in the global reinsurance marketplace. This favorable development was partially offset by additional reserves for U.S. casualty lines.

        In connection with purchase accounting for the acquisitions of the Sirius Group and Stockbridge, the Company was required to adjust loss and LAE reserves and the related reinsurance recoverables to fair value on the Sirius Group's and Stockbridge's acquired balance sheets. The net reduction to loss and LAE reserves is being recognized through an income statement charge notably with and over the period the claims are settled. Accordingly, the Company recognized ($0.6) million and $1.1 million of such charges for the three months ended March 31, 2006 and 2007.

NOTE 6. Reinsurance

        In the normal course of business, the Company seeks to limit losses that may arise from catastrophes or other events by reinsuring with third party reinsurers.

        Generally, the Company's reinsurance protection is provided through FRC's quota share retrocessional arrangements with Olympus Reinsurance Company Ltd. ("Olympus") and Helicon Reinsurance Company, Ltd. ("Helicon"), and through excess of loss protection purchased by Sirius International to cover property catastrophe and aviation exposures. These reinsurance protections are designed to increase the Company's underwriting capacity, where appropriate, and to reduce its potential loss exposure to any large, or series of smaller property events.

        Under the Company's 2005 arrangements with Olympus, FRC ceded up to 75% of substantially all of its 2005 underwriting year short-tailed excess of loss business, mainly property and marine, and 50% of its 2005 underwriting year proportional property business and Sirius International ceded 25% of its 2005 underwriting year short-tailed proportional and excess of loss business. The Company received fee income based on premiums ceded to Olympus and Helicon. Under the Company's 2006 arrangements with Olympus and Helicon, FRC ceded 35% of its 2006 underwriting year short-tailed excess of loss business, mainly property and marine. Olympus and Helicon shared approximately 56% and 44%, respectively, in the 2006 underwriting year cession. For the three months ended, March 31, 2007, FRC ceded 35% of its 2007 underwriting year short-tailed excess of loss business, mainly property and marine, with Olympus and Helicon sharing approximately 55% and 45%, respectively.

        The Company is also entitled to receive a profit commission with respect to the profitability of the business placed with Olympus and Helicon. However, this profit commission arrangement is subject to a deficit carryforward whereby net underwriting losses from one year carryover to future years. As a result of hurricanes Katrina, Rita, and Wilma, and several other significant loss events during 2005, Olympus recorded substantial net underwriting losses. Accordingly, the Company did not record a profit commission from Olympus or Helicon during the three months ended March 31, 2006 and 2007 and does not expect to record profit commissions from Olympus or Helicon for the foreseeable future.

        At December 31, 2006 and March 31, 2007, the Company had $655.0 million and $491.7 million of reinsurance recoverables from Olympus. The Company's reinsurance recoverables from Olympus recorded as of March 31, 2007, are fully collateralized in the form of assets in a trust, funds held, and offsetting balances payable.

        For the three months ended, March 31, 2006 and 2007, the Company ceded $157.7 million and $95.4 million, respectively, in written premiums and $89.8 million and $17.1 million, respectively, in loss and LAE to Olympus and Helicon. For the three months ended March 31, 2006 and 2007, the Company earned $9.5 million and $3.5 million of fee income from Olympus and Helicon.

Olympus Indemnity Agreement

        Folksamerica Holdings entered into the Olympus Indemnity Agreement on June 16, 2006, under which it agreed to reimburse Olympus for up to $137 million of loss and LAE with a date of loss of December 31, 2005 and prior, which were recorded as losses and LAE. Folksamerica Holdings also waived override commissions on premiums earned by Olympus after March 31, 2006 for reinsurance contracts recommended by the Company with an effective date of December 31, 2005 and prior. The Company has waived approximately $10.2 million (of which $0.8 million was waived in the three months ended March 31, 2007) since entering into this agreement. Olympus will continue to be responsible to pay losses on exposures that have been ceded to it and will continue to receive cessions from FRC.

Imagine Cover

        In 2000, FRC purchased reinsurance coverage (the "Imagine Cover") from Imagine Insurance Company, Ltd. of Barbados ("Imagine") to reduce its statutory operating leverage and protect its surplus from adverse development relating to A&E exposures as well as the reserves assumed in certain acquisitions. In accordance with SFAS 113, the amounts related to reserves transferred to Imagine for liabilities incurred as a result of past insurable events have been accounted for as retroactive reinsurance. At December 31, 2006 and March 31, 2007, FRC's reinsurance recoverables included $186.9 million and $186.8 million recorded under the Imagine Cover. All balances due from Imagine are fully collateralized, either with FRC as the beneficiary of invested assets in a trust, with funds held, or through a letter of credit. As of December 31, 2003, the entire $115.0 million limit available under this contract had been fully utilized. At December 31, 2006 and March 31, 2007, FRC had recorded $29.3 million and $27.9 million in deferred gains related to retroactive reinsurance with Imagine. The Company is recognizing these deferred gains into income over the expected settlement period of the underlying claims, and accordingly recognized, $1.9 million and $1.5 million of such deferred gains for the three months ended March 31, 2006 and 2007.

ILW Covers

        During the first quarter of 2006, FRC purchased a series of Second Event Industry Loss Warranty Covers ("ILW Covers") for a total annual cost of $19 million. This reinsurance protection had a total limit of $150 million from multiple retrocessionaires. The ILW Covers were purchased to protect FRC's balance sheet from the adverse impact of the occurrence of two significant natural peril catastrophic events in the United States during 2006 ("Loss Events"). Coverage was not dependent on the order in which the Loss Events occur, and FRC could only recover losses that it actually incurs as a result of the Loss Events. As of March 31, 2007, no Loss Events were reported under the ILW Covers. The ILW Covers were not renewed for 2007.

Top Reinsurers

        Reinsurance contracts do not relieve the Company of its obligation to its ceding companies. Therefore, collectibility of balances due from its retrocessional reinsurers is critical to the Company's financial strength. The following table provides a listing of the Company's top reinsurers based upon recoverable amounts, the percentage of total recoverables and the reinsurer's A.M. Best Rating.

Top Reinsurers ($ in millions)	Balance at March 31, 2007	% of Total	A.M. Best Rating(2)	% Collateralized
Olympus(1)(3)	$491.7	43%	NR-4	100%
Imagine(1)	186.8	16%	A-	100%
London Life(1)	93.1	8%	A	100%
Berkshire Hathaway Group	88.2	8%	A++	3%
The Travelers Companies	60.7	5%	A+	0%

(1)
Represents non-U.S. insurance entities which balances are fully collateralized through Funds Held, Letters of Credit or Trust Agreements.

(2)
A.M. Best ratings as detailed above are: "A++" (Superior, highest of fifteen ratings), "A+" (Superior, second highest of fifteen ratings), "A" (Excellent, third highest of fifteen ratings), "A-" (Excellent, fourth highest of fifteen ratings), and "NR-4" (not rated at company's request)

(3)
Gross of amounts due to Olympus under the Olympus Indemnity Agreement.

NOTE 7. Prospector Offshore Fund (Bermuda), Ltd.

        The Company has determined that the Prospector Offshore Fund (Bermuda), Ltd. ("the Fund") is a VIE for which the Company is the primary beneficiary and is required to consolidate the Fund. The Fund is an open-ended mutual fund that pursues investment opportunities in a variety of equity and equity-related instruments, with principal focus on the financial services sector and a special emphasis on the insurance industry. At December 31, 2006 and March 31, 2007, the Company consolidated total assets of $211.1 million and $208.1 million and total liabilities of $70.0 million and $63.9 million of the Fund. In addition, at December 31, 2006 and March 31, 2007, the Company recorded a minority interest liability of $119.1 million and $84.3 million representing the noncontrolling interests in the Fund. For the three months ended March 31, 2006 and 2007, the Company recorded $2.5 million and $2.2 million of minority interest expense related to the Fund. During the three months ended March 31, 2007, the Company purchased White Mountains' interest in the Fund for $37 million, which represented its carrying value as of the date of purchase. At March 31, 2007, the Company's investment in the Fund is $60.0 million, which represents an ownership interest of 41.6% in the Fund.

NOTE 8. Employee Performance Plans

        The Company maintains certain incentive compensation plans that provide for granting of phantom performance shares and performance units to certain key employees of the Company and its subsidiaries. In general, grants are earned subject to the attainment of pre-specified performance goals, at the end of a three-year period or as otherwise determined by the Compensation Committee of White Mountains' Board of Directors. Results that significantly exceed pre-specified targets can result in a performance share or unit payouts of up to 200% of value awarded whereas results significantly below target result in no payout. The Company's principal goals are, in the case of performance shares, White Mountains after-tax corporate return on equity as measured by growth in its intrinsic value per share, and in the case of units, the Company's after-tax underwriting return on capital, which is a measurement of performance based on the capital deployed in the business. Performance shares and units earned are generally payable in cash or by deferral into certain non-qualified compensation plans of the Company. The White Mountains Compensation Committee can elect to pay in White Mountains' common shares. For the three months ended March 31, 2006 and 2007, the Company expensed $3.5 million, and $4.9 million, respectively. Accruals maintained were $31.4 million and $21.1 million at December 31, 2006 and March 31, 2007, respectively, for open performance cycles for these plans.

NOTE 9. Investment in unconsolidated affiliate—Symetra

        The Company's investment in unconsolidated affiliate—Symetra represents an operating investment in Symetra in which the Company has a significant voting and economic interest but does not control the entity.

        On August 2, 2004, the Company, Berkshire Hathaway Inc. ("Berkshire") and several other private investors capitalized Symetra in order to purchase the life insurance and investments operations of Safeco Corporation for $1.35 billion. The acquired companies focus mainly on group insurance, individual life insurance, structured settlements and retirement services. Symetra had an initial capitalization of approximately $1.4 billion, consisting of $1,065 million of common equity and $315 million of bank debt. The Company invested $194.7 million in Symetra in exchange for 2.0 million common shares of Symetra. In addition, the Company and Berkshire each received warrants to acquire an additional 1.1 million common shares of Symetra at $100 per share. The Company owned approximately 19% of the outstanding common shares of Symetra, which were accounted for under the equity method, and approximately 24% of Symetra on a fully-converted basis including the warrants, which are accounted for under the provisions of SFAS 133. Three White Mountains designees serve on Symetra's eight-member board of directors.

        The Company recorded its initial investment in Symetra by allocating the $194.7 million purchase price between the common shares and the warrants. The allocation was determined by recording the warrants at their fair value of $35.4 million, with the remaining $159.3 million allocated to the common shares. The Company then recognized an extraordinary gain of $40.7 million, representing the difference between the initial cost of the common shares and the amount of the Company's equity in the underlying net assets of Symetra, as required by APB 18.

        In the fourth quarter of 2006, the Company sold its common stock investment in Symetra to White Mountains at its carrying value of $249.3 million. During the first quarter of 2007, the Company dividended its investment in Symetra warrants to White Mountains at its carrying value of $54.0 million.

        The following table summarizes amounts recorded by the Company relating to its investment in Symetra (in millions):

	2006			2007
	Common shares	Warrants	Total	Warrants
Carrying value of investment in Symetra as of January 1,	$263.9	$47.8	$311.7	$54.0
Equity in earnings of Symetra(1)	6.8	—	6.8	—
Net unrealized (loss) from Symetra's investment portfolio	(55.0)	—	(55.0)	—
Dividend of investment in warrants to White Mountains	—	—	—	(54.0)
Increase in value of warrants	—	4.6	4.6	—

Carrying value of investment in Symetra as of March 31,	$215.7	$52.4	$268.1	$—

(1)
Equity in earnings net of tax of $0.

NOTE 10. Transactions with Affiliates

White Mountains Advisors

        White Mountains Advisors ("WMA"), a wholly-owned subsidiary of White Mountains, provides investment advisory and management services to the Company and its subsidiaries under an Investment Advisory Services Agreement. The Company incurred $3.2 million, and $3.3 million of investment fees for the three months ended March 31, 2006 and 2007, respectively. As of March 31, 2007, the Company owed $2.1 million to WMA under this agreement.

Berkshire

        General Reinsurance Corporation and its affiliates ("General Re") are wholly-owned subsidiaries of Berkshire. As of March 31, 2007, Berkshire owned approximately 16% of the common shares of White Mountains. Along with other Berkshire subsidiaries, General Re has provided reinsurance to subsidiaries of the Company. At March 31, 2007, the Company had approximately $88.2 million of reinsurance recoverables on paid and unpaid losses due from General Re and other Berkshire subsidiaries (see "Top Reinsurers" in Note 6).

Prospector

        At March 31, 2007, the Company had $99.8 million (White Mountains had $136.6 million inclusive of the Company's limited partnerships) invested in limited partnership investments managed by Prospector. In addition, Messrs. Barrette, the Chairman of the Board of White Mountains Re, and George Gillespie and John Gillespie, each directors of White Mountains, owned limited partnership investments managed by Prospector as of such date.

OneBeacon Insurance Company

        In 2004, Sirius International entered into quota share reinsurance arrangements with OneBeacon Insurance Company, ("OneBeacon"). Consistent with the terms of the quota share agreement with OneBeacon, OneBeacon's cession to Sirius International was 12% for 2006. For the three months ended March 31, 2006, Sirius International assumed $61.0 million in written and earned premium, incurred losses of $30.2 million, and incurred $22.9 million in commissions under this agreement. This agreement was commuted in the fourth quarter of 2006. At commutation, cash and investments were used to settle the assets and liabilities ceded under this agreement.

Esurance

        During 2006, Sirius International entered into a quota share reinsurance arrangement with Esurance. Under this agreement, Esurance cedes 85% of all its business classified as "private passenger automobile" to Sirius International for which Sirius International incurred a commission equal to 31.0% of net earned premium ceded. Effective January 1, 2007, Sirius International's agreement with Esurance was terminated and replaced with a new agreement in which both Sirius International and Folksamerica Re participate equally in an 85% quota share reinsurance agreement. Under this new agreement, Esurance cedes 85% of its business classified as "private passenger automobile" to Sirius International and Folksamerica Re, for which both companies incur a commission equal to 30% of the net written premium ceded. Loss and LAE reserves previously ceded to Sirius International under the old agreement continue to be the obligation of Sirius International. In addition, the new agreement entitles Esurance to receive a profit commission in the event that the loss and LAE ratio for the business ceded is less than 64.5%. As of March 31, 2007, there was no profit commission due to Esurance. For the three months ended March 31, 2007, the Company assumed $172.8 million of premiums written of which $142.1 million was earned, incurred losses of $96.6 million and commissions of $42.6 million. As of March 31, 2007, the Company has the following amounts recorded on its balance sheet in regards to this agreement:

(in millions)
Deferred policy acquisition costs:	$51.0

Funds held by ceding companies:	$124.2

Loss and LAE reserves:	$136.8

Unearned premiums:	$169.8

Other Relationships

        Mr. Howard Clark, a director of White Mountains, is Vice Chairman of Lehman Brothers, Inc. ("Lehman"). Lehman has, from time to time, provided various services to the Company including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services.

        Mr. George Gillespie, a director of White Mountains, serves as Special Counsel to Cravath, Swaine & Moore LLP ("CS&M"). CS&M has been retained by the Company from time to time to perform legal services.

NOTE 11. Commitments and Contingencies

Legal Contingencies

        The Company and the reinsurance industry in general, are subject to litigation and arbitration in the normal course of its business. Other than those items listed below, the Company is not a party to any material litigation or arbitration other than as routinely encountered in claims activity, none of which is expected to have a material impact on its financial condition as of March 31, 2007.

        As of March 31, 2007, Scandinavian Re is involved, as defendant, in litigation brought by the liquidator of a group of Dutch companies, one of which Scandinavian Re had once provided a "rent-a-captive' solution. The liquidator is seeking a judicial finding that in the event that claims are submitted for the subject business of the disputed rent a captive relationship, Scandinavian Re will be liable to indemnify those claims. Scandinavian Re has denied liability under the subject arrangement, and management is of the opinion that the action has no merit and will ultimately fail. It is not possible to quantify the ultimate liability should the plaintiff prevail. Scandinavian Re is indemnified for 80% of any liability arising out of the claim by Sirius International's former owner. Scandinavian Re is also in the preliminary stages of a dispute with one of its cedents over the level of collateralization to be provided in favor of the ceding company under the terms of the contract.

        These consolidated financial statements reflect management's opinion of the expected outcome of the disputes. However, there is uncertainty surrounding the outcome of the disputes and there is no assurance that final results will be as expected.

Limited Partnerships

        As of March 31, 2007, the Company had approximately $51.1 million of unfunded commitments in regards to its investments in limited partnerships.

NOTE 12. Debt

        The company's debt outstanding as of December 31, 2006 and March 31, 2007 consisted of the following:

	December 31, 2006	March 31, 2007
	(in Millions)
Senior Notes, at face value	$—	$400.0
Unamortized original issue discount	—	(1.1)

Senior Notes, carrying value	—	398.9
Sierra Note	27.2	27.2

Total debt	$27.2	$426.1

Revolving Credit Facility

        In November 2006, White Mountains and the Company, as co-borrowers and co-guarantors, established a $500 million revolving credit facility that matures in November of 2011 (the "WTM Bank Facility"). As of December 31, 2006, the Company guaranteed $320 million which was drawn on the facility by White Mountains. White Mountains repaid this amount during the first quarter of 2007. As a result of the mandatory commitment reduction provisions in the WTM Bank Facility, the facility was reduced to $304 million as a result of the issuance of the Senior Notes (as defined below).

        The WTM Bank Facility contains various affirmative, negative and financial covenants which White Mountains and the Company consider to be customary for such borrowings and includes maintaining certain minimum net worth, maximum debt to capitalization standards and minimum interest coverage standards for White Mountains. Failure to meet one or more of these covenants could result in an event of default, which ultimately could eliminate availability under the facility and result in acceleration of principal repayment on any amounts outstanding. At March 31, 2007, White Mountains and the Company were in compliance with all of the covenants under the WTM Bank Facility and anticipate continued compliance with these covenants for the foreseeable future.

Senior Notes

        On March 19, 2007, the Company issued $400.0 million face value of senior unsecured debt at an issue price of 99.715% (the "Senior Notes"). The Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The Senior Notes bear an annual interest rate of 6.375%, payable semi-annually in arrears on March 20 and September 20, until maturity in March 2017. The net proceeds from the Senior Notes were distributed to White Mountains and were used by White Mountains in part to repay $320 million of outstanding borrowings under the WTM Bank Facility. The Company incurred $3.6 million in expenses related to the issuance of the Senior Notes (including $2.6 million in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the Senior Notes. The interest expense recorded on the Senior Notes for the period ended March 31, 2007 was $0.7 million.

        In anticipation of the issuance of the Senior Notes, the Company entered into an interest rate lock agreement to hedge its interest rate exposure from the date of the agreement until the closing of the Senior Notes. The agreement was terminated on March 15, 2007 with a loss of $2.4 million, which was recorded in other comprehensive income. The loss is being reclassified from accumulated other comprehensive income over the life of the Senior Notes using the interest method and is included in interest expense on the notes. At March 31, 2007, the unamortized balance of the loss remaining in accumulated other comprehensive income was $2.4 million.

        In connection with its acquisition of the Sierra Group on March 31, 2004, Folksamerica Holdings entered into a $62.0 million purchase note (the "Sierra Note"), $58.0 million of which is subject to adjustment over its approximate six-year term to reflect favorable or adverse loss reserve development on the acquired reserve portfolio and run-off of remaining policies in force (mainly workers' compensation business) as well as certain other balance sheet protections. Since the closing of the acquisition, the Sierra Note has been reduced by $34.8 million as a result of adverse development on the acquired reserves and run-off of unearned premium; none of which was written off during the three months ended March 31, 2006 and 2007. Interest will accrue on the unpaid balance of the Sierra Note at a rate of 4.0% per annum, compounded quarterly, and will be payable at its maturity. The Sierra Note matures on December 31, 2009.

        Total interest expense incurred by the Company for its indebtedness was $0.5 million and $1.2 million for the three months ending March 31, 2006 and 2007, respectively.

NOTE 13. Comprehensive Income (Loss)

        The components of comprehensive income (loss) for the three months ended March 31, 2006 and 2007 are shown in the following table (in millions):

	Three Months Ended March 31,
	2006	2007
Net income	$80.1	$49.8

Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	28.6	(2.6)
Unrealized (losses) gains on securities arising during the period	(83.3)	34.5
Reclassification adjustment for realized losses included in net income	(12.9)	(20.9)
Interest rate swap	—	(2.4)

Other comprehensive (loss) income, before tax	(67.6)	8.6

Income tax expense related to items of other comprehensive income (loss):
Tax benefit (expense) from unrealized gains arising during the period	21.0	(10.0)
Tax benefit from realized losses included in net income	4.1	5.6

Income tax expense related to items of other comprehensive income (loss)	25.1	(4.4)

Other comprehensive (loss) income, net of tax	(42.5)	4.2

Comprehensive income	$37.6	$54.0

        The following table shows the components of the change in accumulated other comprehensive income for the three months ended March 31, 2006 and 2007 (in millions):

	Three Months Ended March 31,
	2006		2007
Beginning balance of accumulated other comprehensive income		$29.9		$46.9

Beginning balance of foreign currency translation adjustments	$(20.9)		$25.5
Current period change in foreign currency translation adjustments	28.6	28.6	(2.6)	(2.6)

Ending balance of foreign currency translation adjustments	$7.7		$22.9
Beginning balance of unrealized gains on securities	$50.8		$21.4
Current period change in unrealized gains on securities	(71.1)	(71.1)	9.2	9.2
Cumulative effect adjustment—hybrid instruments	(0.7)	(0.7)	—	—

Ending balance of unrealized gains on securities	$(21.0)		$30.6
Beginning balance of interest rate swap	$—		$—
Current period change in interest rate swap	—	—	(2.4)	(2.4)

Ending balance of interest rate swap	$—		$(2.4)
Current period change in accumulated other comprehensive income		(43.2)		4.2

Ending balance of accumulated other comprehensive (loss) income		$(13.3)		$51.1

NOTE 14. Statutory Capital and Surplus

        The Company's operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings.

US

        In the United States of America, individual states regulate and oversee the Company's US insurance operating subsidiaries. In general, such regulation is for the protection of policyholders rather than shareholders. Over the last several years most states have implemented laws that establish standards for current, as well as, continued state accreditation. In addition, the National Association of Insurance Commissioners uses risk-based capital ("RBC") standards for property and casualty insurers as a means of monitoring certain aspects affecting the overall financial condition of insurance companies. At March 31, 2007, the Company's active U.S. operating subsidiaries exceeded their respective RBC requirements.

        As part of its general regulatory oversight process, state insurance departments usually conduct financial condition examinations of domiciled insurers and reinsurers every three to five years, or at such other times as is deemed appropriate by the Insurance Commissioner. The New York Department of Insurance conducted a financial condition examination of FRC for the years 2000 through 2004. This on-site examination was concluded in 2006 but no report has been issued as of March 2007. In addition, the California Department of Insurance has concluded its on site financial condition examination of CCIC for the years 2003 through 2005 but no report has been issued as of March 2007. The Company does not expect these reports to contain any material adverse findings.

        FRC's policyholder's surplus, as reported to various regulatory authorities as of December 31, 2006 and March 31, 2007 was $1,153.3 million and $1,153.6 million, respectively. FRC's statutory net income (loss) for the three months ended March 31, 2006 and 2007 was $21.4 million, and $(10.0) million, respectively. The principal differences between FRC's statutory amounts and the amounts reported in accordance with US GAAP include deferred acquisition costs, deferred taxes, gains recognized under retroactive reinsurance contracts and market value adjustments for debt securities. FRC's statutory policyholders' surplus at March 31, 2007 was in excess of the minimum requirements of relevant state insurance regulations.

Non-US

        Sirius International is subject to regulation and supervision by the Swedish Financial Supervisory Authority (the "Swedish FSA"). As Sweden is a member of the European Union (the "EU"), this supervision covers all locations within the EU. Generally, the Swedish FSA has broad supervisory and administrative powers over such matters as licenses, standards of solvency, investments, method of accounting, form and content of financial statements, minimum capital and surplus requirements, annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. The Company believes that it is in compliance with all applicable laws and regulations pertaining to its business that would have a material effect on its financial position in the event of non-compliance.

Dividend Capacity

        Under the insurance laws of the jurisdictions under which the Company's reinsurance operating subsidiaries are domiciled, a reinsurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by regulatory authorities. Accordingly, there can be no assurance regarding the amount of such dividends that may be paid by such subsidiaries in the future. Following is a description of the ability of the Company's reinsurance and reinsurance operating subsidiaries to pay dividends to the Company and certain of its intermediate holding companies:

        FRC:    FRC has the ability to pay dividends during any 12-month period without the prior approval of regulatory authorities in an amount equal to the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus. Based upon March 31, 2007 statutory surplus of $1,153.6 million, FRC would have the ability to pay approximately $115.4 million of dividends during 2007 without prior approval of regulatory authorities, subject to the availability of earned surplus. As of March 31, 2007, FRC had negative earned surplus and therefore did not have the ability and did not pay any dividends during the first quarter of 2007.

        Sirius International:    Sirius International has the ability to pay dividends subject to the availability of unrestricted statutory surplus. Historically, Sirius International has allocated the majority of its earnings to the safety reserve. In accordance with provisions of Swedish law, Sirius International is permitted to transfer up to the full amount of its pre-tax income, subject to certain limitations, into an untaxed reserve referred to as a safety reserve, which amounted to $1.2 billion at March 31, 2007. Under GAAP, an amount equal to the safety reserve, net of the related deferred tax liability established at the Swedish tax rate of 28%, is classified as shareholder's equity. Generally, this deferred tax liability is only required to be paid by Sirius International if it fails to maintain predetermined levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities do not apply any taxes to the safety reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on Sirius International's safety reserve ($345 million at March 31, 2007) is included in solvency capital.

        Other:    WMRUS has the ability to distribute its 2007 earnings without restriction. WMRUS did not pay any dividend to its immediate parent during the first quarter of 2007.

        In addition, as of March 31, 2007, White Mountains Re and its intermediate holding companies had an additional $77.1 million of unrestricted cash and fixed maturity investments outside of FRC, Sirius and WMRUS.

NOTE 15. Shareholder's Equity

Dividends

        For the three months ended March 31, 2006 and 2007, the Company distributed approximately $5.0 million, and $446.0 million (see Note 9 and "Senior Notes" in Note 12) in cash and investments from its various holding companies to White Mountains, respectively.

NOTE 16. Subsequent Event

        On April 2, 2007, White Mountains contributed its investment in Galileo Weather Risks Advisors Limited, a United Kingdom domiciled company, and Galileo Weather Risk Management Ltd., a Bermuda domiciled company, (collectively, "Galileo") to the Company. As of March 31, 2007, Galileo's principle balance sheet components included $64.9 million of cash and invested assets, $4.1 million of net liability for weather derivatives contracts, $25.3 million of liability for collateral received from derivative counterparties and $27.1 million of shareholder's equity. Galileo provides products for the weather risk management business. Galileo sells its weather risk management products as derivatives that are designed to assist corporate and governmental customers, primarily energy companies, utilities and construction companies, in managing their economic exposure to variations in weather conditions. Galileo then manages its weather derivative portfolio through the employment of a variety of risk management strategies to preserve its expected margins. These strategies include geographical diversification of risk exposures and economic hedging through the use of derivatives traded in both the over-the-counter and exchange-traded derivative markets. Additionally, Galileo economically hedges its risk exposure by buying and selling similar weather risk contracts with different counterparties.

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SUPPLEMENTAL REGULATION FD DISCLOSURE
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
RECENT DEVELOPMENTS
RISK FACTORS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
DESCRIPTION OF INDEBTEDNESS
INDEX TO HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS
White Mountains Re Group, Ltd. (a wholly-owned subsidiary of White Mountains Insurance Group, Ltd.) Consolidated Balance Sheets As of December 31, 2006 and March 31, 2007 ($ in millions, except share amounts)
White Mountains Re Group, Ltd. (a wholly-owned subsidiary of White Mountains Insurance Group, Ltd.) Consolidated Statements of Income and Comprehensive Income—(Unaudited) For the Three Months Ended March 31, 2006 and 2007 ($ in millions)
White Mountains Re Group, Ltd. (a wholly-owned subsidiary of White Mountains Insurance Group, Ltd.) Consolidated Statements of Shareholder's Equity—(Unaudited) For the Three Months Ended March 31, 2006 and 2007 ($ in millions)
White Mountains Re Group, Ltd. (a wholly-owned subsidiary of White Mountains Insurance Group, Ltd.) Consolidated Statements of Cash Flows—(Unaudited) For the Three Months Ended March 31, 2006 and 2007 ($ in millions)
White Mountains Re Group, Ltd. (a wholly owned subsidiary of White Mountains Insurance Group, Ltd.) Notes to the Consolidated Financial Statements (Unaudited)